UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
INNOVEX INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION DATED MARCH 5, 2025

Innovex International, Inc.

19120 Kenswick Drive

Humble, Texas 77338

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Innovex International, Inc. (“we” or the “Company”) to be held virtually at www.proxydocs.com/INVX, on May 14, 2025 at 10:00 a.m., Central Time. For those of you who cannot be present at this annual meeting, we urge that you participate by voting your proxy over the Internet, by telephone or mail at your earliest convenience.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors of the Company (the “Board” or “Board of Directors”) and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

It is important that your shares are represented at the meeting, whether or not you are able to attend virtually. Accordingly, please vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by signing, dating and mailing promptly the enclosed proxy in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support.

Adam Anderson
Chief Executive Officer
[—], 2025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE: May 14, 2025 TIME: 10:00 a.m., Central Time WEBSITE: www.proxydocs.com/INVX RECORD DATE: March 18, 2025

AGENDA:

1.  To elect the nominees named in the proxy statement as directors to serve for a three-year term (Proposal 1).

2.  To approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock of the Company (Proposal 2).

3.  To adopt the Company’s 2025 Long-Term Incentive Plan (Proposal 3).

4.  To approve the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2025 (Proposal 4).

5.  To conduct a non-binding advisory vote to approve the Company’s compensation of its named executive officers (Proposal 5).

6.  To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

The Board of Directors of Innovex International, Inc. has fixed March 18, 2025 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment.

You are cordially invited to attend the meeting virtually at www.proxydocs.com/INVX. Even if you plan to attend the meeting virtually, however, you are requested to vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by marking, signing, dating and returning the accompanying proxy in the envelope provided as soon as possible.

By Order of the Board of Directors

Adam Anderson Chief Executive Officer [—], 2025

PROXY VOTING

Your vote is important. Please vote promptly so your shares can be represented, even if you plan to attend the annual meeting virtually. You can vote by Internet at www.proxypush.com/INVX, by telephone at 1-866-895-6908 or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD VIRTUALLY ON MAY 14, 2025.

The Proxy Statement, our annual report and other proxy materials are available at www.proxydocs.com/INVX.

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Innovex International, Inc., a Delaware corporation, of proxies from the holders of our common stock, par value $0.01 per share (the “common stock”), for use at the 2025 Annual Meeting of Stockholders (the “annual meeting”) to be held virtually at the time and place and for the purposes set forth in the accompanying notice.

On March 18, 2024, Innovex Downhole Solutions, Inc., a Delaware corporation (“Legacy Innovex”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dril-Quip, Inc., a Delaware corporation (“Dril-Quip”), Ironman Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Dril-Quip, and DQ Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Dril-Quip. On September 6, 2024 (the “Closing Date”), the transactions contemplated in the Merger Agreement (collectively, the “Merger”) were consummated. Following the Merger, Legacy Innovex became a wholly owned subsidiary of Dril-Quip, and the name “Dril-Quip, Inc.” was changed to “Innovex International, Inc.” (“Innovex”, the “Company”, “we”, “us” and “our”). The Company’s stock remained listed on the New York Stock Exchange, and its symbol was changed to “INVX”.

In this proxy statement, unless indicated otherwise, “we,” “our,” “us,” “Innovex,” and the “Company” refer to Innovex International, Inc. (including when it was formerly known as Dril-Quip, Inc.). References herein to “Legacy Innovex” refer to Innovex Downhole Solutions, Inc. prior to the completion of the Merger.

We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. We expect to provide notice and electronic delivery of this proxy statement and the accompanying proxy to stockholders on or about March 28, 2025. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice.

In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by our regular employees. We will pay all costs of soliciting proxies. We will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of such stock.

RECORD DATE AND VOTING SECURITIES

As of the close of business on March 18, 2025, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had outstanding and entitled to vote       shares of common stock. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders.

The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of our common stock. Proxies indicating stockholder abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange (“NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting on behalf of those clients in uncontested director elections or on matters that relate to executive compensation without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal 2 (Increase of Authorized Common Stock Proposal) and Proposal 4 (Appointment of Independent Registered Public Accounting Firm Proposal). Brokers cannot vote on Proposal 1 (Election of Directors Proposal), Proposal 3 (2025 LTIP Proposal) or Proposal 5 (Advisory Vote on Executive Compensation) without instructions from the beneficial owners. If you do not instruct your broker how to vote on these matters, your broker will not vote for you.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted (1) FOR the election as director of each of the nominees listed in Proposal 1 (Election of Directors Proposal), (2) FOR Proposal 2 (Increase of Authorized Common Stock Proposal), (3) FOR Proposal 3 (2025 LTIP Proposal), (4) FOR Proposal 4 (Appointment of Independent Registered Public Accounting Firm Proposal), (5) FOR Proposal 5 (Advisory Vote on Executive Compensation), and (6) in the discretion of the persons named in the proxy, in connection with any other business that may properly come before the annual meeting.

A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Corporate Secretary at our executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person. Our executive offices are located at 19120 Kenswick Drive, Humble, Texas 77338. For a period of ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at our executive offices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned directly or indirectly as of February 28, 2025 or as otherwise indicated below by (i) each of our directors, director nominees and named executive officers and (ii) all directors, director nominees and executive officers as a group and (iii) each person who is known to us to own beneficially more than 5% of our common stock.

	Amount of Beneficial Ownership (2)
Name of Beneficial Owner (1)	Number of Shares	Percent of Stock
Directors and Named Executive Officers
Adam Anderson (3)	493,332	*
Kendal Reed (4)	186,232	*
Mark Reddout (5)	132,333	*
Jeffrey J. Bird (6)	205,684	*
Kyle F. McClure (6)	94,442	*
James C. Webster (6)	78,643	*
Donald M. Underwood (6)	32,196	*
Bonnie Black (7)	18,615	*
Will Donnell	—	—
Benjamin M. Fink (8)	4,147	*
Terence Jupp (9)	72,603	*
Carri Lockhart (10)	28,245	*
John V. Lovoi (11)	84,198	*
Angie Sedita (12)	12,652	*
Jason Turowsky (13)	29,369,822	42.4%
All current directors and executive officers as a group (11 persons)	30,402,179	43.9%
5% Stockholders
Amberjack Capital Partners, L.P. (13)	29,369,822	42.4%
BlackRock, Inc. (14)	5,763,800	8.3%
Brandes Investment Partners, L.P. (15)	6,308,865	9.1%
The Vanguard Group (16)	4,041,407	5.8%

*	Less than 1%.
(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The address of each such person, unless otherwise provided, is 19120 Kenswick Drive, Humble, Texas 77338.

(2)

Unvested restricted stock units (“RSUs”) vesting within 60 days of February 28, 2025 are deemed to be outstanding and beneficially owned by the person holding such unvested RSUs, for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

(3)

Includes (i) 276,785 shares of common stock, (ii) 33,206 shares of common stock issuable upon vesting of RSUs that have vested or will vest within 60 days of February 28, 2025 and (iii) 183,341 shares of common stock issuable upon vesting of RSUs that will not vest within 60 days of February 28, 2025.

(4)

Includes (i) 109,859 shares of common stock, (ii) 12,452 shares of common stock issuable upon vesting of RSUs that have vested or will vest within 60 days of February 28, 2025 and (iii) 63,921 shares of common stock issuable upon vesting of RSUs that will not vest within 60 days of February 28, 2025.

(5)

Includes (i) 94,600 shares of common stock, (ii) 12,452 shares of common stock issuable upon vesting of RSUs that have vested or will vest within 60 days of February 28, 2025 and (iii) 25,281 shares of common stock issuable upon vesting of RSUs that will not vest within 60 days of February 28, 2025.

(6)

Shares of common stock held by each of Jeffrey J. Bird, Kyle F. McClure, James C. Webster and Donald M. Underwood (the named executive officers of the Company prior to the completion of the Merger) are based on information known by the Company set forth in the respective exit Form 4 filed by each such person on September 10, 2024.

(7)

Includes (i) 2,013 shares of common stock, (ii) 4,151 shares of common stock issuable upon vesting of RSUs that have vested or will vest within 60 days of February 28, 2025 and (iii) 12,451 shares of common stock issuable upon vesting of RSUs that will not vest within 60 days of February 28, 2025.

(8)	Consists of 4,147 shares of common stock issuable upon vesting of RSUs that will not vest within 60 days of February 28, 2025.
(9)	Includes (i) 68,675 shares of common stock and (ii) 3,928 shares of common stock issuable upon vesting of RSUs that will not vest within 60 days of February 28, 2025.
(10)	Includes (i) 24,535 shares of common stock and (ii) 3,710 shares of common stock issuable upon vesting of RSUs that will not vest within 60 days of February 28, 2025.
(11)	Includes (i) 80,379 shares of common stock and (ii) 3,819 shares of common stock issuable upon vesting of RSUs that will not vest within 60 days of February 28, 2025.
(12)

Includes (i) 74 shares of common stock, (ii) 4,150 shares of common stock issuable upon vesting of RSUs that have vested or will vest within 60 days of February 28, 2025 and (iii) 8,428 shares of common stock issuable upon vesting of RSUs that will not vest within 60 days of February 28, 2025.

(13)

Number of shares based on a Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on September 13, 2024 by Amberjack Capital Partners, L.P. Consists of: (i) sole voting power with respect to 21,773,618 shares and sole dispositive power with respect to 21,773,618 shares held directly and beneficially owned by Amberjack Capital Fund II, L.P.; (ii) sole voting power with respect to 5,083,965 shares and sole dispositive power with respect to 5,083,965 shares held directly and beneficially owned by Innovex Co-Invest Fund II, L.P.; (iii) sole voting power with respect to 1,204,903 shares and sole dispositive power with respect to 1,204,903 shares held directly and beneficially owned by Innovex Co-Invest Fund, L.P.; (iv) sole voting power with respect to 1,039,364 shares and sole dispositive power with respect to 1,039,364 shares held directly and beneficially owned by Intervale Capital Fund II, L.P.; (v) sole voting power with respect to 515 shares and sole dispositive power with respect to 515 shares held directly and beneficially owned by Intervale Capital Fund II-A, L.P.; (vi) sole voting power with respect to 267,457 shares and sole dispositive power with respect to 267,457 shares held directly and beneficially owned by Intervale Capital Fund III, L.P. The above funds are affiliated with Amberjack Capital Partners, L.P. (“Amberjack Capital Partners” or “Amberjack”) and are referred to in this proxy statement as the “Amberjack Funds”. The general partner of (i) Amberjack Capital Fund II, L.P. is Amberjack Capital Fund II GP, L.P., and the general partner of such general partner is Amberjack Capital Associates II, LLC, (ii) Innovex Co-Invest Fund II, L.P. is Innovex Co-Invest Fund II GP, L.P., and the general partner of such general partner is Innovex Co-Invest Associates, LLC, (iii) Innovex Co-Invest Fund, L.P. is Innovex Co-Invest Fund GP, L.P., and the general partner of such general partner is Innovex Co-Invest Associates, LLC, (iv) Intervale Capital Fund II, L.P. is Intervale Capital GP II, L.P., and the general partner of such general partner is Intervale Capital Associates II, LLC, (v) Intervale Capital Fund II-A, L.P. is Intervale Capital GP II, L.P., and the general partner of such general partner is Intervale Capital Associates II, LLC, and (vi) Intervale Capital Fund III, L.P. is Intervale Capital GP III, L.P., and the general partner of such general partner is Intervale Capital Associates III, LLC. By virtue of their relationships, the foregoing general partners control all voting and dispositive power over the reported shares held by such Amberjack Funds and therefore may be deemed to be the beneficial owner of such shares. The sole member of Amberjack Capital Associates II, LLC, Innovex Co-Invest Associates, LLC, Intervale Capital Associates II, LLC and Intervale Capital Associates III, LLC is Amberjack Capital Partners, and the general partner of Amberjack Capital Partners is Amberjack Management, LLC (“Amberjack Management”). By virtue of their relationships, Amberjack Capital Partners and Amberjack Management control all voting and dispositive power over the reported shares held by all the Amberjack Funds and therefore each may be deemed to be the beneficial owner of such shares. Jason Turowsky is the Co-Managing Partner of Amberjack Management, and by virtue of such position may be deemed to control all voting and dispositive power over the reported shares held by all of the Amberjack Funds and therefore may be deemed to be the beneficial owner of such shares. The address for each of the Amberjack Funds, Amberjack Management and Jason Turowsky is 4400 Post Oak Parkway, Suite 2760, Houston, TX 77027.
(14)

Number of shares based on a Schedule 13G filed with the SEC on October 7, 2024 by BlackRock, Inc. (“BlackRock”). Such filing indicates that BlackRock has sole voting power with respect to 5,604,294 shares and sole dispositive power with respect to 5,763,800 shares. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(15)

Number of shares based on a Schedule 13G/A filed with the SEC on February, 14, 2025 by Brandes Investment Partners, L.P. (“Brandes”). Brandes reports shared voting power with respect to 3,652,397 shares and shared dispositive power with respect to 6,308,865 shares. The 6,308,865 shares are deemed to be beneficially owned by CO-GP, LLC, Brandes Worldwide Holdings, L.P. and Glenn Carlson, as control persons of Brandes. The address for each of Brandes, CO-GP, LLC, Brandes Worldwide Holdings, L.P. and Glenn Carlson is 4275 Executive Square, 5th Floor, La Jolla, CA 92037.

(16)

Number of shares based on a Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group (“Vanguard”). Such filing indicates that Vanguard has sole voting power with respect to 0 shares, shared voting power with respect to 22,909 shares, sole dispositive power with respect to 3,989,248 shares and shared dispositive power with respect to 52,159 shares. The address for Vanguard is 100 Vanguard Boulevard Malvern, PA 19355.

PROPOSAL 1 Election of Directors

Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2025, 2026 and 2027, respectively. The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of their class or until their successor has been duly appointed or elected and qualified.

Our Board of Directors has nominated each of Mr. Jupp, Ms. Lockhart and Mr. Turowsky for election as directors to serve a three-year term expiring on the date of the annual meeting of stockholders to be held in 2028 (or until a successor is duly appointed or elected and qualified). Each of Mr. Jupp, Ms. Lockhart and Mr. Turowsky currently serves as a member of our Board of Directors.

Our Board of Directors has no reason to believe that any of Mr. Jupp, Ms. Lockhart and Mr. Turowsky will not be a candidate for director at the time of the annual meeting or will be unable to serve as director. If any of Mr. Jupp, Ms. Lockhart and Mr. Turowsky becomes unavailable for election, our Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

This proposal is referred to herein as the “Election of Directors Proposal” or “Proposal 1”.

Vote Required for Approval

In accordance with our bylaws, approval of this proposal requires the affirmative vote of the holders of shares of common stock representing a majority of votes properly cast on such proposal. Assuming a quorum is present, shares that are not present in person or by proxy, abstentions and broker non-votes (if any) will have no effect on the vote for this proposal. For additional information on the election of directors, see “Corporate Governance Matters—Majority Voting in Director Elections.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

Nominees for Class I Directors for Three-Year Term to Expire in 2028

The following sets forth information concerning the nominees for election as directors at the annual meeting, including each nominee’s age as of February 28, 2025, position with us, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominees should serve as directors of the Company.

Terence Jupp. Mr. Jupp, age 65, has been a Class I director since November 2012. Mr. Jupp serves as chair of the Compensation Committee. Mr. Jupp serves as Managing Director of EIG Global Energy Partners, a global energy investment firm, a position he has held since April 2015. Mr. Jupp has served as Chief Operating Officer of Breakwater Energy, an EIG subsidiary that holds oil and gas interests, since September 2022, and as Chief Operating Officer of MidOcean Energy, an EIG-controlled LNG company, since October 2022. From April 2015 until March 2021, he was the Chief Operating Officer of Harbour Energy Ltd., a company that was owned by EIG and that held and operated upstream and midstream energy assets globally. Earlier in his career, Mr. Jupp was employed by Anadarko Petroleum as Vice President International Operations—Americas/Far East following its acquisition of Kerr-McGee Oil and Gas. While with Kerr-McGee, he served in various management positions domestically and internationally, including as Vice President—International Exploration and Production. Mr. Jupp serves as a director of Maverick Natural Resources, LLC, a private oil and gas company focused on long-lived reserves in the U.S., and previously served as a director of Chrysaor Holdings Limited, a private oil and gas company that was the largest oil and gas producer in the UK North Sea. Mr. Jupp holds a Bachelor of

Science degree in petroleum engineering from Texas A&M University. Mr. Jupp was selected to serve as a director due to his executive experience with oil and gas exploration companies, including his international experience in the energy industry.

Carri Lockhart. Ms. Lockhart, age 53, has been a Class I director since March 2022. Ms. Lockhart is a member of the Audit Committee, and serves as chair of the Nominating and Governance Committee. From June 2021 until March 2022, Ms. Lockhart was Executive Vice President of Technology, Digital and Innovation at Equinor ASA. From August 2018 until June 2021, she was Senior Vice President—Development & Production International Portfolio and Partner Operations at Equinor and from May 2016 until August 2018, she was Senior Vice President—Development Production Offshore US (which also included Mexico offshore operations) at Equinor. Prior to joining Equinor in 2016, Ms. Lockhart was employed by Marathon Oil Company for over 20 years in various management, operational and technical positions both domestically and internationally, including as Regional Vice President—Eagle Ford, Regional Vice President—Bakken and Regional Vice President—United Kingdom. Ms. Lockhart also serves as a director of The Williams Companies, Inc., an energy infrastructure company, and Ascent Resources, LLC, an oil and gas company focused on production in the Utica Shale. Ms. Lockhart holds a Bachelor of Science degree in petroleum engineering from Montana Technological University. Ms. Lockhart was selected to serve as a director due to her executive experience in energy transition, innovation and digital matters, her executive experience within the oil and gas industry and her international experience.

Jason Turowsky. Mr. Turowsky, age 45, has been a Class I director since September 2024 and served as a member of the board of directors of Legacy Innovex (the “Legacy Innovex Board”) from March 2021 to September 2024. Mr. Turowsky is a member of the Compensation Committee. Mr. Turowsky is the Co-Managing Partner of Amberjack, a firm he joined in 2013, and oversees investments in numerous oilfield services companies. From 2003 to 2013, Mr. Turowsky served in various positions at Falconhead Capital LLC, a New York-based private equity fund focused on investments across a wide range of industries. From 2001 to 2003, Mr. Turowsky served as an investment banking analyst for UBS Group AG, where he advised on capital markets transactions and mergers and acquisitions. Mr. Turowsky holds a Bachelor of Arts in Economics from the University of Pennsylvania. Mr. Turowsky was selected to serve as a director due to his significant investment experience in energy services companies and professional experience with corporate governance, finance, financial reporting and risk assessment.

Information Concerning Class II and Class III Directors

The following sets forth information concerning the Class II and Class III directors whose present terms of office will expire at the 2026 and 2027 annual meetings of stockholders, respectively, including each director’s age as of February 28, 2025, position with us, if any, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominees should serve as directors of the Company.

Class II

John Lovoi. Mr. Lovoi, age 64, has been a Class II director since May 2005 and Chair of the Board since October 2011. Mr. Lovoi is a member of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee of the Board. He is the Managing Partner of JVL Advisors LLC, a private energy investment company established in 2002. From January 2000 to August 2002, Mr. Lovoi was a Managing Director at Morgan Stanley Incorporated, and during this period served as head of the firm’s Global Oil and Gas Research practice and then as head of the firm’s Global Oil and Gas Investment Banking practice. From 1995 to 2000, he was a leading oilfield services and equipment research analyst for Morgan Stanley. Prior to joining Morgan Stanley, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as a director of Helix Energy Solutions Group, an energy services company, and as chair of the board of directors of Epsilon Energy, Ltd., an oil and gas company based in Canada. Mr. Lovoi holds a Bachelor of Science degree in chemical engineering from Texas A&M University and an MBA degree from the University of Texas. Mr. Lovoi was selected to serve as a director due to his financial expertise and energy industry insight, as well as his experience as a director of other public companies.

Will Donnell. Mr. Donnell, age 37, has been a Class II director since March 2025. Mr. Donnell has served as Managing Director for Amberjack, a firm he joined in 2013, and oversees investments in numerous oilfield services companies. From 2013 to 2016, Mr. Donnell served in various positions for PPHB, LP, a Houston-based investment bank focused on transactions within the energy industry, where he advised on mergers and acquisitions. Mr. Donnell holds a Master of Science in Finance from the University of Texas at Austin and a Bachelor of Arts in Business Administration from Rhodes College. Mr. Donnell was selected to serve as a director due to his significant investment experience in energy services companies and professional experience with corporate governance, finance, financial reporting and risk assessment.

Angie Sedita. Ms. Sedita, age 55, has been a Class II director since September 2024 and served as a member of the Legacy Innovex Board from December 2022 to September 2024. Ms. Sedita is a member of the Audit Committee and the Nominating and Governance Committee. From 2018 to 2021, Ms. Sedita served as Managing Director and Lead Equity Analyst for Goldman Sachs & Co. covering the oilfield service and contract drilling sector. From 2009 to 2018, she served as a Managing Director, Senior Equity Analyst covering the energy sector at UBS. Prior to Joining UBS, from 2008 to 2009, Ms. Sedita served as Senior Equity Analyst—Managing Director for Macquarie Capital. From 2000 to 2008, Ms. Sedita served as Senior Equity Analyst—Senior Vice President for Lehman Brothers Inc. covering the energy sector. From 1992 to 1999, Ms. Sedita served as an Energy Equity Analyst for A.G. Edwards & Sons, Inc., now Wells Fargo. She holds a Master of Business Administration from Saint Louis University and a Bachelor of Science in Business Administration from the University of Missouri. Ms. Sedita is NACD Directorship Certified, by the National Association of Corporate Directors. Ms. Sedita was selected to serve as a director due to her significant professional expertise, particularly her nearly thirty years of experience in the financial markets covering the energy sectors.

Class III

Adam Anderson. Mr. Anderson, age 48, has been a Class III director since September 2024 and has served as Chief Executive Officer of the Company since the closing of the Merger. Mr. Anderson was the Chief Executive Officer of Legacy Innovex and its subsidiaries from November 2016 until the closing of the Merger and led Legacy Innovex by focusing on strategic growth and acquisitions, using conventional, innovative and proprietary technologies to support upstream onshore and offshore activities worldwide. From 2014 to 2016, Mr. Anderson served as Chief Executive Officer of Team Oil Tools, LP, a designer, manufacturer and installer of completions products for the oil and natural gas sector. From 2002 to 2014, Mr. Anderson served in several senior management roles for Baker Hughes Company, an oilfield services company, including Vice President of the Western U.S. Division, President of Latin America, Vice President of the U.S. Completions Division, Country Manager for Saudi Arabia, overseeing more than 3,000 employees and more than $1 billion in revenues, and Vice President of Investor Relations. Mr. Anderson holds a Master of Business Administration from Duke University and a Bachelor of Science in Petroleum Engineering from Colorado School of Mines. Mr. Anderson was selected to serve as a director due to his instrumental track record in leading the Company’s strategic growth and acquisitions and his vast experience in the oilfield service industry.

Bonnie S. Black. Ms. Black, age 53, has been a Class III director since September 2024 and served as a member of the Legacy Innovex Board from September 2023 to September 2024. Ms. Black is a member of the Compensation Committee. Previously, Ms. Black served as Executive Vice President of Technology, Operations Support for Pioneer Natural Resources from 2022 to June 2024, as Senior Vice President of Technology and Operations Support for Pioneer Natural Resources from 2022 to 2023, Vice President of Drilling for Pioneer Natural Resources from 2019 to 2022, as Vice President of Well Planning and Permitting for Pioneer Natural Resources from 2015 to 2019, and as Vice President of Environmental and Sustainable Development for Pioneer Natural Resources from 2012 to 2015. From 2007 to 2012, Ms. Black served as Health, Safety and

Environmental Manager for Pioneer Natural Resources. She served as a member of the Undergrad Practice Opportunities Program Advisory Board of Massachusetts Institute of Technology from 2017 to 2024. She holds a Bachelor of Science in Civil Engineering from Texas A&M University and is a registered Professional Engineer specializing in Environmental Engineering in the State of Oklahoma. Ms. Black was selected to serve as a director due to her extensive experience in the E&P industry, mergers and acquisitions, strategic planning, risk management and regulatory matters.

Benjamin M. Fink. Mr. Fink, age 54, has been a Class III director since July 2024. Mr. Fink serves as chair of the Audit Committee. Mr. Fink was Executive Vice President and Chief Financial Officer of Anadarko Petroleum Corporation from November 2018 until its acquisition by Occidental Petroleum Corporation in August 2019. He served as Chairman of NYSE-listed Western Gas Partners, LP and Western Gas Equity Partners L.P. from 2018 to 2019, as the President & CEO of both entities from 2017 to 2018, and as their Senior Vice President and Chief Financial Officer from 2009 to 2017. Mr. Fink served as an independent director and Audit Committee Chairman of Zimmer Energy Acquisition Corp., a Nasdaq-listed blank check company formed to seek investment opportunities in the energy transition space, from June 2021 to June 2023. Mr. Fink also currently serves on the board of directors of the parent companies of Salt Creek Midstream, LLC, a leading gatherer and processor of natural gas and crude oil in the Permian Basin. Mr. Fink received a B.S. degree in Economics from the Wharton School of the University of Pennsylvania and earned the Chartered Financial Analyst (CFA) designation from the CFA Institute. Mr. Fink was selected to serve as a director due to his financial expertise and executive experience with public companies in the energy sector.

CORPORATE GOVERNANCE MATTERS

Board Independence and Leadership Structure

We have a majority independent Board and split Chief Executive Officer and chairperson roles, factors which are aligned with long-term stockholder interests. Our Corporate Governance Guidelines include the Company’s policies regarding the Board of Directors, including but not limited to, director qualifications and responsibilities, election of directors, director compensation, and stock ownership guidelines. Our Code of Business Conduct and Ethical Practices articulates our corporate values and explains how they should guide ethical decision-making for all of our employees, officers, directors, and subsidiaries. It is designed to ensure that how we do business is fully aligned with our values and applicable laws and regulations in regions and countries that we operate in. Our Code of Business Conduct and Ethical Practices applies to all directors, officers, and employees of the Company and is the foundation of our compliance program. Our Anti-Bribery Policy prohibits all forms of bribery, including the payment of money, offers, gifts, promises to give, or authorizations of the giving of anything of value to any foreign official (including employees of foreign national oil companies) for the purpose of securing a business advantage.

The Board does not have a policy requiring either that the positions of the Chair of the Board and the Chief Executive Officer should be separate or that they should be occupied by the same individual. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on the matter when it elects a new chief executive officer or at other times consideration is warranted by circumstances. The Board believes that this structure enables it to fulfill its oversight role in determining the manner in which its leadership is configured with a view toward flexibility and maintaining a structure that best serves our Company and its stockholders.

The Board believes that the current separation of these two important roles is in the best interest of the Company and its stockholders at this time. This structure permits the Chair of the Board to direct board operations and lead the Board in its oversight of management and the Chief Executive Officer to develop and implement the Company’s board-approved strategic vision and manage its day-to-day business. The separation of duties also allows Mr. Lovoi and Mr. Anderson to focus on their responsibilities as Chair of the Board and Chief Executive Officer, respectively. The Board believes that the independent board chair helps provide an opportunity for Board members to provide more direct input to management in shaping our organization and strategy and strengthens the Board’s independent oversight of management. To that end, our non-management directors hold regular executive sessions at which our management is not in attendance. Mr. Lovoi, as Chair of the Board, presides at these sessions.

Board’s Role in the Oversight of Risk Management

The Board: The Board of Directors has ultimate oversight responsibility for our system of enterprise risk management. Management is responsible for developing and implementing our program of enterprise risk management.

Audit Committee: The Audit Committee has been designated to take the lead in overseeing our risk management process and overall risk management system at the Board level. Accordingly, the Audit Committee meets periodically with management to review our major risk exposures, including risks associated with information technology, cybersecurity and data privacy and protection, and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors our risk management policies and guidelines concerning risk assessment and risk management. In this role, the Audit Committee receives reports from management and other advisors and analyzes our risk management process and system, the nature of the material risks we face and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

Compensation Committee: The Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us and has concluded that they do not create such risks as presently constituted.

Determinations of Director Independence

Under rules adopted by the NYSE, no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation.

As contemplated by the rules of the NYSE then in effect, the Board adopted categorical standards in 2004 to assist the Board of Directors in making independence determinations. As set forth in our Corporate Governance Guidelines, a relationship falls within the categorical standard of independence if it:

•	is not a type of relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•

consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; or

•	is not a type of relationship that would require disclosure in the proxy statement under Item 404 of Regulation S-K of the SEC.

In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, their family members or any business, charity or other entity in which the director has an interest, on the one hand, and we, our affiliates, or our senior management has an interest, on the other. The Board considered the relationships and transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees. As part of its review, the Board considered the following:

•

Ms. Black was employed until June 2024 as an executive officer at Pioneer Natural Resources, Inc. (“Pioneer”), which is a customer of the Company. Total revenue earned from Pioneer, during the period of time in which Pioneer was considered a related party, for the year ended December 31, 2024 was $5.7 million.

The Board has concluded that the transactions with Pioneer and relationships do not adversely affect the ability or willingness of Ms. Black to act in the best interests of the Company and its stockholders or otherwise compromise her independence, nor are similar transactions in the future expected to adversely affect her independence. The Board took note of the fact that these transactions were ordinary course transactions on standard terms and conditions and that neither company was afforded any special benefits. The Board further noted that Ms. Black had no involvement in negotiating the terms of the transactions.

As a result of this review, the Board of Directors affirmatively determined that Ms. Black, Mr. Donnell, Mr. Fink, Mr. Jupp, Ms. Lockhart, Mr. Lovoi, Ms. Sedita and Mr. Turowsky are independent from us and our management. In addition, the Board of Directors affirmatively determined that (i) Mr. Fink, Ms. Lockhart, Mr. Lovoi and Ms. Sedita are independent under the additional standards for audit committee membership under rules of the SEC and (ii) Ms. Black, Mr. Jupp, Mr. Lovoi and Mr. Turowsky are independent under the additional standards for compensation committee membership under rules of the SEC. Mr. Anderson is not independent because of his current service as a member of our senior management.

You can access our Independence Guidelines in our Corporate Governance Guidelines on the Investors section of our website at www.innovex-inc.com.

Code of Business Conduct and Ethical Practices

Pursuant to NYSE rules, we have adopted a Code of Business Conduct and Ethical Practices for our directors, officers and employees. The Code of Business Conduct and Ethical Practices, which also meets the requirements of a code of ethics under Item 406 of Regulation S-K, is posted on the Investors section of our website at www.innovex-inc.com. Changes in and waivers to the Code of Business Conduct and Ethical Practices for our directors and executive officers will also be posted on our website.

Majority Voting in Director Elections

Our amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at the annual meeting. To be elected in an uncontested election, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, a contested election is one at which the number of candidates for election as directors exceeds the number of directors to be elected, as determined by our Corporate Secretary as of the tenth day preceding the date we mail or deliver a notice of meeting to stockholders.

Our Corporate Governance Guidelines include director advance resignation procedures. In brief, these procedures provide that:

•

As a condition to being nominated to continue to serve as a director, an incumbent director nominee must submit an irrevocable letter of resignation that becomes effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of stockholders at which such nominee faces re-election and (2) the Board accepts such resignation;

•

As a condition to being nominated, each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election as a director. Similarly, the Board will only fill vacancies (including new directorships created by expansion of the Board) with candidates who agree to submit such an irrevocable letter of resignation upon appointment as a director;

•	Upon the failure of any nominee to receive the required vote, the Nominating and Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

•	The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

•

The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our Corporate Governance Guidelines can be found in the Investors section of our website at www.innovex-inc.com.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2024, prior to the completion of the Merger, Terence B. Jupp, Carri A. Lockhart, John V. Lovoi, Steven L. Newman, Amy B. Schwetz, Darryl K. Willis, and Benjamin M. Fink served as members of the Compensation Committee; following the completion of the Merger, Bonnie S. Black, Patrick Connelly, Terence Jupp, and John Lovoi served as members of the Compensation Committee. Except for Bonnie Black’s related persons transactions with the Company as described in more details in the section “—Related Person Transactions—Other Related Person Transactions,” no other member of the Compensation Committee was at any time during fiscal year 2024 or at any other time an officer or employee of the Company, and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal year 2024.

Insider Trading Policy

We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have adopted an Insider Trading Policy to govern the purchase, sale, and/or other dispositions of our securities by our directors, officers and employees, as well as by the Company itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Committees of the Board of Directors

The Board of Directors has appointed three committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee

The current members of the Audit Committee are Mr. Fink, who serves as Chair, Ms. Lockhart, Ms. Sedita and Mr. Lovoi. The Board of Directors has determined that Mr. Fink is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Board of Directors has approved the Audit Committee Charter, which contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance and (iv) the performance of our internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of our independent auditors.

Compensation Committee

The current members of the Compensation Committee are Mr. Jupp, who serves as Chair, Ms. Black, Mr. Lovoi and Mr. Turowsky.

The Board of Directors has approved the Compensation Committee Charter, which contains a detailed description of the Compensation Committee’s responsibilities. Under the charter, the Compensation Committee assists the Board in establishing the compensation of our directors and executive officers in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of applicable law and regulations and the rules of applicable regulatory bodies.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Ms. Lockhart, who serves as Chair, Mr. Lovoi and Ms. Sedita.

The Board of Directors has approved the Nominating and Governance Committee Charter, which contains a detailed description of the Nominating and Governance Committee’s responsibilities. Under the charter, the Nominating and Governance Committee identifies and recommends individuals qualified to become Board members, consistent with criteria approved by the Board, and assists the Board in determining the composition of the Board and its committees, in monitoring a process to assess Board and committee effectiveness and in developing and implementing our corporate governance guidelines, practices and procedures. The Nominating and Governance Committee has the authority to engage a third-party consultant at any time.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating and Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board of Directors, our executive officers, individuals personally known to the members of the Nominating and Governance Committee and research. In addition, the Nominating and Governance Committee will consider candidates submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement. Although the Board does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating and Governance Committee. The Nominating and Governance Committee did not receive any candidate submissions from stockholders during 2024. The Nominating and Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Governance Committee. To nominate a director using this process, the stockholder must follow certain procedures required by the Bylaws which are described under “Additional Information—Advance Notice Required for Stockholder Nominations and Proposals” below.

Evaluating Candidates

The members of the Nominating and Governance Committee are responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment includes the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. The charter of the Nominating and Governance Committee requires the committee to evaluate each candidate for election to the Board in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in a number of areas. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•

skills and expertise complementary to the existing Board members’ skills; in this regard, the Nominating and Governance Committee will consider the Board’s need for operational, sales, management, financial or other relevant expertise.

The Nominating and Governance Committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board and their ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Nominating and Governance Committee will determine whether to interview the candidate, and, if warranted, will recommend that one or more of its members and senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating and Governance Committee recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders or for appointment to fill vacancies on the Board.

Board Diversity

The charter of the Nominating and Governance Committee was amended in October 2017 to specifically ensure that qualified women and minority candidates are included in director searches to promote diversity on the Board.

Information Regarding Meetings

Following the completion of the Merger, the Board held four meetings and acted by written consent three times during the fiscal year ended December 31, 2024. Prior to the completion of the Merger, the Board held eight meetings and acted by written consent five times during the fiscal year ended December 31, 2024. Members of the Board are expected to attend all meetings of the Board and committees on which they serve.

Each director on the Board prior to the completion of the Merger attended at least 75% of the meetings of the Board and each director on the Board following the completion of the Merger attended at least 75% of the meetings of the Board, and of the respective committees on which the director served that were held during the last fiscal year. The independent members of our Board meet in executive sessions at least quarterly, and frequently in conjunction with regular meetings of the Board.

Following the completion of the Merger, the Audit Committee held one meeting in 2024. Prior to the completion of the Merger, the Audit Committee held five meetings in 2024.

Following the completion of the Merger, the Compensation Committee held two meetings in 2024. Prior to the completion of the Merger, the Compensation Committee held two meetings in 2024.

Following the completion of the Merger, the Nominating and Governance Committee held one meeting in 2024. Prior to the completion of the Merger, the Nominating and Governance Committee held one meeting in 2024.

We expect, but do not require, Board members to attend the annual meeting. Last year, all of our Board members attended the Company’s annual meeting of stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to “Board of Directors (Independent Members)” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

Website Availability of Governance Documents

You can access our Corporate Governance Guidelines, Code of Business Conduct and Ethical Practices, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation Committee Charter on the Investors section of our website at www.innovex-inc.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement.

Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholder Engagement

In order to seek continued alignment with our stockholders, our executive officers meet with our stockholders from time to time to obtain their views on our performance and strategy. We will continue to regularly engage with our stockholders and consider their feedback on all aspects of our performance.

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our executive officers as of February 28, 2025:

Name	Age	Position
Adam Anderson	48	Chief Executive Officer and Director
Kendal Reed	36	Chief Financial Officer
Mark Reddout	61	President of North America

Biographical information for Adam Anderson is set forth in this proxy statement under the heading “Proposal 1 Election of Directors—Information Concerning Class II and Class III Directors”.

Kendal Reed. Mr. Reed, age 36, has been the Chief Financial Officer of the Company since the closing of the Merger. Mr. Reed was the Chief Financial Officer of Legacy Innovex from 2019 until the closing of the Merger. Mr. Reed joined the Company in 2016 as Vice President of Corporate Development and has been a key member of the Company team leading mergers and acquisitions, treasury and integration. Previously, Mr. Reed served seven years as Vice President for Amberjack, where he was responsible for identifying, assessing, and managing a variety of oilfield service investments. Mr. Reed earned a Bachelor of Science in Finance and Marketing from the University of Kansas.

Mark Reddout. Mr. Reddout, age 61, has been the President for the North America region since the closing of the Merger. Mr. Reddout was the President for the North America region of Legacy Innovex from 2021 until the closing of the Merger. From May 2019 to March 2021, Mr. Reddout served as Chief Operations Officer of the Company, and from October 2016 to May 2019, he served as Vice President of Well Completions. Prior to joining the Company, he was previously the Vice President of Operations for Team Oil Tools LP. Previously, he spent 30 years at Baker Hughes holding multiple key positions including leading the completions business in both South Texas and the Rocky Mountains.

RELATED PERSON TRANSACTIONS

Registration Rights Agreement

On September 6, 2024, the Company and certain entities affiliated with Amberjack (collectively, the “Innovex Investors”), entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agreed to provide for the registration and resale of certain shares of the common stock that are held by the Innovex Investors from time to time.

Pursuant to the Registration Rights Agreement, any of the Innovex Investors has the right to require the Company, at any time after 180 days from the Closing Date, and subject to certain limitations, to prepare and file a registration statement registering the offer and sale of their shares of the common stock. Subject to certain exceptions, the Company will not be obligated to effect a demand registration if a then effective registration statement is available for use or to effect such a demand registration or an underwritten offering within 90 days after the closing of any requested underwritten offering of shares of the common stock, unless certain requirements are met. In addition, as promptly as reasonably practicable, but in no event later than 10 business days after the date the Registration Rights Agreement was executed, the Company was required to prepare and file with the SEC a shelf registration statement on Form S-3 to permit the public resale of all of the registrable securities thereunder in accordance with the terms of the Registration Rights Agreement. The Company filed a shelf registration statement on Form S-3 (No. 333-282178) on September 17, 2024, which was declared effective by the SEC on October 1, 2024.

The Registration Rights Agreement also generally obligates the Company to cooperate with the Innovex Investors in effecting the disposition of their shares of Company Common Stock by such methods as the Innovex Investors may request, including through underwritten offerings and block trades.

The Registration Rights Agreement includes provisions, subject to certain exceptions, that if at any time the Company proposes to register an offering of the common stock or conduct an underwritten offering, whether or not for its own account, then the Company would be required to notify the Innovex Investors and allow them to include a specified number of their shares of the common stock in that registration statement or underwritten offering, as applicable.

These registration rights are subject to certain conditions and limitations, and the Company is generally obligated to pay all registration expenses in connection with these registration obligations, regardless of whether or not any registrable securities are sold pursuant to a registration statement. The Registration Rights Agreement also requires the Company to indemnify each of the Innovex Investors against certain liabilities under the Securities Act.

Stockholders Agreement

On September 6, 2024, the Company, Amberjack and the Innovex Investors entered into a Stockholders Agreement (the “Stockholders Agreement”). It provides, among other things, that as of the effective time of the Merger (the “Effective Time”):

•

Amberjack has the right, but not the obligation, to designate for nomination by the Company to the Board a number of designees (the “Amberjack Designees”) equal to: (i) four directors, so long as the Stockholders (as defined in the Stockholders Agreement) collectively beneficially own 40% or more of the number of shares of the common stock outstanding as of the Effective Time; (ii) three directors, in the event that the Stockholders collectively beneficially own less than 40% but at least 30% of the number of shares of the common stock outstanding as of the Effective Time; (iii) two directors in the event that the Stockholders collectively beneficially own less than 30% but at least 20% of the number of shares of the common stock outstanding as of the Effective Time; and (iv) one director in the event that the Stockholders collectively beneficially own less than 20% but at least 10% of the number of shares of the common stock outstanding as of the Effective Time;

•

for so long as Amberjack has the right to designate at least one Amberjack Designee to the Board, the Company has agreed to take all necessary action, and, if applicable, Amberjack, the Innovex Investors and their permitted transferees (collectively, the “Stockholders”) agree to vote their respective shares, to cause the election of the person who is then serving as the Chief Executive Officer of the Company (the “CEO Director”) and each Amberjack Designee to the Board;

•

the Board will be divided into three classes of directors, with each class serving staggered three-year terms in accordance with the certificate of incorporation of the Company and, unless otherwise requested by Amberjack, each Amberjack Designee, if any, will be assigned (or continue to be assigned) to the classes specified in the Merger Agreement;

•

during the period from and after the Closing Date until the date that Amberjack ceases to have the right to nominate any designees to the Board pursuant to the Stockholders Agreement (the “Standstill Period”) and subject to certain exceptions, Amberjack has the right to request that a representative of Amberjack attend meetings of the Board (and any committee of which an Amberjack Designee is a member, to the extent consistent with applicable law) from time to time;

•

until the end of the Standstill Period and subject to certain exceptions, the Company is required to provide Amberjack or its authorized representatives, at reasonable times and upon reasonable prior notice to the Company, with (i) reasonable access to the books and records of the Company or any of its material subsidiaries and (ii) the right to discuss the Company’s or its material subsidiaries’ affairs, finances and condition with its and their officers;

•

to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”) and subject to applicable legal requirements and any express agreement, the Company has agreed that the Innovex Investors and their respective affiliates and each Amberjack Designee that is also a director, officer, employee or other representative of Amberjack (collectively, the “Covered Persons”) may, and shall have no duty not to, (i) invest in, carry on and conduct any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its affiliates, and/or (iii) make investments in any kind of property in which the Company or its subsidiaries may make investments. To the fullest extent permitted by the DGCL or any other applicable law, the Company renounces any interest or expectancy to participate in any business, business opportunity, transaction, investment or other matter of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty or otherwise solely by reason of such Covered Person’s participation in, or failure to offer or communicate to the Company, its subsidiaries or any controlled affiliates any information regarding, any such business opportunity;

•

during the Standstill Period and subject to certain exceptions, the Stockholders and each of their respective affiliates are subject to certain restrictions relating to (i) the acquisition of additional shares of the common stock, (ii) the solicitation of proxies with respect to voting of any Voting Securities (as defined in the Stockholders Agreement) of the Company, (iii) the deposit of any Voting Securities into a voting trust or subjecting such Voting Securities to any voting agreement, pooling arrangement or similar arrangement, or the grant of any proxy with respect to such Voting Securities, (iv) actions to change management of the Company or the Board other than pursuant to the provisions of the Stockholders Agreement, (v) actions regarding any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Company or any of its subsidiaries or their securities or assets, or (vi) actions that would reasonably be expected to cause or require the Company to make a public announcement regarding any actions prohibited by the Stockholders Agreement;

•

during the Standstill Period, the Stockholders are required to cause all Voting Securities then owned by the Stockholders to be present, in person or by proxy, at any meeting of the stockholders of the

Company occurring at which an election of directors is to be held, so that all such Voting Securities will be counted for the purpose of determining the presence of a quorum at such meeting; and

•

during a period of 180 days from the Closing Date, the Stockholders are subject to certain transfer restrictions on the Stockholder Shares (as defined in the Stockholders Agreement) without the prior written consent of the Company.

Other Related Person Transactions

During the year ended December 31, 2024, Innovex purchased approximately $ 515,900 of specialized centralizers from Centergenics LLC. David King Anderson, our Chief Executive Officer’s father, is a co-owner and marketing director of Centergenics LLC.

Bonnie Black, one of our directors, was employed until June 2024 as an executive at Pioneer, which was one of our customers during 2024. Total revenue earned from Pioneer, during the period of time in which Pioneer was considered a related party, for the year ended December 31, 2024 was $5.7 million.

Policy Concerning Related Person Transactions

The Board has adopted a written policy implementing procedures for the review, approval or ratification of related person transactions. Under the policy, a “related person” is any director, executive officer or more than 5% stockholder. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Governance Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating and Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

DIRECTOR COMPENSATION

Overview

For the year ended December 31, 2024, the non-employee Chair of the Board received an annual fee of $175,000 and the Company’s other non- employee directors received an annual fee of $75,000. In addition, effective following the completion of the Merger, each of the non-employee chairs of the Nominating and Governance Committee, Compensation Committee and Audit Committee of the Board received a supplemental annual fee of $10,000, $15,000 and $20,000, respectively. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or its committees and for other expenses incurred in their capacity as directors. Prior to the consummation of the Merger, Mses. Sedita and Black received a $50,000 annual fee with respect to their service on the board of directors of Legacy Innovex, in addition to stock-based compensation (as discussed below).

Under the Company’s 2017 Omnibus Incentive Plan, as amended (the “2017 Incentive Plan”), non-employee directors may be granted awards in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards. In connection with entering into the Merger Agreement, on March 18, 2024, the legacy compensation committee of Dril-Quip granted 6,300 shares of restricted stock to each of Messrs. Lovoi, Jupp and Mses. Lockhart and Schwetz and 3,150 shares of restricted stock to each of Messrs. Newman and Willis that vested upon the consummation of the Merger.

Director Stock Compensation Program for Fees in Lieu of Cash

We maintain a stock compensation program for non-employee directors under the 2017 Incentive Plan. Under this program, non-employee directors may elect to receive all or a portion (in 25% increments) of their board and committee fees (but not expense reimbursements) in the form of restricted stock awards in lieu of cash with a value equal to 125% of the otherwise applicable cash amount of such fees. Each director may elect to take fees in the form of restricted stock prior to the beginning of the subject calendar year. Each director taking fees in the form of restricted stock receives their award attributable to a calendar quarter effective as of the first day of the next calendar quarter in an amount equal to 125% of the cash equivalent of their fees, with the number of shares determined by the closing stock price on the last trading day of the calendar quarter for which the fees are being determined. These awards fully vest on the first day of the second calendar year following issuance. The director stock compensation program is intended to encourage non-employee directors to acquire and hold common stock of the Company to align the interests of directors and the Company’s other stockholders. Each of the non-employee directors elected to take all or a portion of their Board fees in the form of restricted stock during 2023, and each of the non-employee directors other than Ms. Schwetz has elected to take all or a portion of their Board fees in the form of restricted stock during 2024. However, for 2025, the Compensation Committee is considering terminating the director stock compensation program.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our directors under which each non-employee director is generally expected to own common stock valued at five times the then current annual cash retainer paid to such non-employee director. If, however, at any time the Chair of the Board is a non-employee and is receiving a retainer greater than that paid to the non-employee directors who are not Chair of the Board, the Chair of the Board is generally expected to own common stock valued at five times the then current annual cash retainer paid to non-employee directors who are not Chair of the Board. New directors are expected to attain the specified level of ownership within five years of becoming a director. All directors are in compliance with our stock ownership guidelines or within the time period for acquiring the requisite share holdings.

Director Compensation Table

The following table sets forth a summary of the compensation paid to our non-employee directors in relation to 2024:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3)		Total
John V. Lovoi	$182,500	$267,564		$450,064
Terence B. Jupp	$90,000	$266,084		$356,084
Steven L. Newman(5)	$37,500	$122,269		$159,769
Amy B. Schwetz(6)	$23,750	$156,899		$180,649
Darryl K. Willis(7)	$56,250	$145,213		$201,463
Carri. A Lockhart	$77,250	$244,363		$321,863
Angie Sedita	$39,130	$218,750	(4)	$257,880
Bonnie S. Black	$39,130	$218,750	(4)	$257,880
Benjamin M. Fink	$23,750	$33,828		$57,578
Patrick Connelly	$4,891	—		$4,891
Jason Turowsky	$4,891	—		$4,891

(1)

Amounts include fees that each director elected to take in the form of restricted stock. Each director taking fees in the form of restricted stock receives his or her award in an amount equal to 125% of the cash equivalent of his or her fees. This 25% incremental value for awards granted in 2024 has been reflected in the column entitled “Stock Awards”.

(2)

Amounts reflect the aggregate grant date fair value of restricted stock awarded to each of the directors in 2024 with respect to their annual grants and, if applicable, shares of restricted stock granted on March 18, 2024, under the 2017 Incentive Plan as well as the portion of the restricted stock issued in 2024 in lieu of cash fees representing a 25% incremental value over the foregone cash fees. If a non-employee director elects to receive restricted stock for their fees relating to the fourth quarter of the fiscal year, such shares of restricted stock are granted during the first quarter of the subsequent fiscal year. As such, this column includes restricted stock issued in lieu of fees pertaining to the fourth quarter of 2023 but excludes restricted stock issued in January of 2025 pertaining to foregone fees for the fourth quarter of 2024.

The aggregate grant date fair values are computed in accordance with FASB ASC 718, “Share-Based Payment” (“ASC 718”), for the following shares of restricted stock granted during 2024 (which includes the annual equity grant as well as the 25% incremental portion of the quarterly grants as included in the Stock Awards column above, as well as the shares of restricted stock granted on March 18, 2024 to each of Messrs. Lovoi, Jupp, Newman and Willis and Mses. Lockhart and Schwetz):

Name	Restricted Stock
John V. Lovoi	12,241
Terence B. Jupp	9,483
Steven L. Newman	5,197
Amy B. Schwetz	6,618
Darryl K. Willis	6,457
Carri. A Lockhart	11,164
Angie Sedita	12,577
Bonnie S. Black	12,577
Benjamin M. Fink	2,022

Assumptions used in the calculation of these amounts are included in footnote 14 to our audited consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2025.

(3)

The aggregate number of shares of restricted stock outstanding on December 31, 2024, including restricted stock issued in lieu of cash fees pursuant to the director stock compensation program, held by each director is set forth immediately below. All restricted stock awards held by the Dril-Quip non-employee directors that were outstanding prior to the consummation of the Merger automatically vested upon the consummation of the Merger.

Name	Total Restricted Stock
John V. Lovoi	1,862
Terence B. Jupp	1,915
Carri A. Lockhart	1,809
Steven L. Newman	—
Amy B. Schwetz	—
Darryl K. Willis	—
Angie Sedita	12,577
Bonnie S. Black	12,577
Benjamin M. Fink	2,022

(4)

In connection with entering into the Merger Agreement, on March 15, 2024, Mses. Sedita and Black were granted 12,577 continuing RSUs (as defined below) under the terms and conditions of the Legacy Innovex LTIP (as defined below) and a grant notice and RSU award agreement. The grant notice and RSU award agreements for Mses. Sedita and Black provide that the continuing RSUs will vest in substantially equal annual installments on each of the first, second and third anniversaries of the date of grant, subject generally to continued service on the Board through each applicable vesting date. Amounts reflect the aggregate grant date fair value of continuing RSUs granted to Mses. Sedita and Black.

(5)	On March 15, 2024, Mr. Newman expressed his intent to retire and to not stand for re-election as a member of the Board of Directors effective as of the 2024 Annual Meeting.
(6)	Ms. Schwetz resigned from the Board on May 17, 2024.
(7)	In connection with the consummation of the Merger, Mr. Willis delivered a letter effectuating his resignation as a director of the Company on September 9, 2024.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (this “CD&A”) is intended to provide perspective regarding the Company’s executive compensation program for 2024, and the philosophy, objectives, compensation processes, and key components of compensation that the Compensation Committee (as used in this CD&A, the “Compensation Committee” or “Committee”) focused on during the Merger integration period. References herein to “Dril-Quip” refer to the Company prior to the date of the Merger.

Prior to the effective date of the Merger on September 9, 2024, the legacy compensation committee of Dril-Quip and the board of directors of Legacy Innovex acted in accordance with their then-existing compensation programs to establish compensation of executives. After the Merger, the Board formed the Committee to, among other things, establish and oversee executive compensation matters as it relates to the combined company. This CD&A discloses compensation for the full year 2024, including certain compensation paid by Legacy Innovex, in order to provide a complete understanding of the compensation paid to our named executive officers. Although this CD&A focuses on the Company’s executive compensation program during 2024, it also describes compensation actions taken by the legacy compensation committee of Dril-Quip and the board of directors of Legacy Innovex before the 2024 fiscal year to the extent such discussion enhances the understanding of the Company’s executive compensation disclosure.

The occurrence of the Merger in 2024 impacted the Company’s executive compensation program significantly. There were significant changes in the slate of executive officers of the Company. As a result, several of the Company’s former named executive officers received severance payments in connection with their separation from the Company, as further described in this CD&A.

The primary objectives of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. This CD&A provides information regarding the executive compensation program for the following executive officers (collectively, the “named executive officers”):

Name	Position Prior to Merger	Position Following the Merger
Adam Anderson	Chief Executive Officer of Legacy Innovex	Chief Executive Officer

Kendal Reed	Chief Financial Officer of Legacy Innovex	Chief Financial Officer

Mark Reddout	President, North America of Legacy Innovex	President, North America

Jeffrey J. Bird	President and Chief Executive Officer of Dril-Quip	None

Kyle F. McClure	Vice President—Chief Financial Officer of Dril-Quip	Served in a non-executive, independent contractor capacity through November 8, 2024

James C. Webster	Vice President—General Counsel and Secretary of Dril-Quip	None

Donald M. Underwood	Vice President—Subsea Products of Dril-Quip	None

•	Messrs. Anderson, Reed and Reddout are collectively referred to in this CD&A as the “Legacy Innovex NEOs”.

•	Messrs. Bird, McClure, Webster and Underwood are collectively referred to in this CD&A as the “Dril-Quip NEOs”.

Purposes of the Executive Compensation Program

The Company’s executive compensation program has been designed to accomplish the following objectives:

•	align executive compensation with Company and individual performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive remuneration while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Committee. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance Matters—Committees of the Board of Directors—Compensation Committee.”

Overview of Executive Compensation and our Compensation Process

Compensation determinations made for 2024 reflect our pay-for-performance philosophy and intent to align compensation paid to our named executive officers with the interests of our stockholders. The Company is focused on establishing an executive compensation program that is intended to attract, motivate, and retain key executives and to reward executives for creating and increasing the value of the Company. These objectives are taken into consideration when creating the Company’s compensation arrangements, when setting each element of compensation under those programs, and when determining the proper mix of the various compensation elements for each of the named executive officers. We intend to annually re-evaluate whether our compensation programs and the levels of pay awarded under each element of compensation achieve these objectives.

The Committee has primary responsibility over our executive compensation program, including the decisions regarding the various levels and forms of compensation for each of the Company’s named executive officers following the Merger. The Committee’s primary objectives were to:

•	set competitive pay practices;

•	retain and motivate executives during the integration period and beyond;

•	maintain continuity with prior compensation arrangements; and

•	reward executives for Merger completion and for their efforts in integrating the two companies.

The compensation of the Company’s named executive officers consisted primarily of the following items, which are described in greater detail in the sections below:

•	base salary;

•	annual cash incentive awards;

•	equity-based long-term incentive compensation; and

•	severance benefits for certain terminations of employment.

Role of Consultants

The Committee has the authority to engage a third-party consultant at any time, and has continued to engage Meridian Compensation Partners, LLC (“Meridian”), to provide independent advice on executive compensation and evaluate and recommend appropriate modifications to our compensation program consistent with our program’s objectives. Meridian reports directly to the Committee, which pre-approves the scope of work and the fees charged. The Committee reviewed and assessed Meridian’s independence and performance in order to confirm that it was independent and met all applicable regulatory requirements.

In October 2023, Meridian evaluated the base salary and annual and long-term incentive compensation of the Dril-Quip NEOs. The peer group data used in October 2023 in relation to compensation for the Dril-Quip NEOs for 2024 was the same peer group used by Meridian in its October 2022 report to the legacy compensation committee of Dril-Quip, and consisted of the following 13 publicly traded oilfield services and equipment companies:

Core Laboratories N.V.	DMC Global Inc.	Expro Group Holdings N.V.

Forum Energy Technologies, Inc.	Gulf Island Fabrication, Inc.	Helix Energy Solutions Group, Inc.

Newpark Resources, Inc.	Nine Energy Service, Inc.	Oceaneering International, Inc.

Oil States International, Inc.	SEACOR Marine Holdings Inc.	TETRA Technologies, Inc.

Tidewater Inc.

Following the closing of the Merger, in 2024, at the direction of the Committee, Meridian evaluated the base salary and annual and long-term incentive compensation of the Legacy Innovex NEOs. As it had done in prior years for the legacy compensation committee of Dril-Quip, Meridian used publicly available data from a peer group of oilfield service companies to assist in that analysis.

The peer group data used in 2024 in relation to compensation for the Legacy Innovex NEOs for 2025 consisted of the following 13 publicly traded oilfield services and equipment companies:

Core Laboratories N.V.	DMC Global Inc.	Expro Group Holdings N.V.

Forum Energy Technologies, Inc.	Cactus, Inc.	Helix Energy Solutions Group, Inc.

Newpark Resources, Inc.	KLX Energy Services Holdings, Inc.	Oceaneering International, Inc.

Oil States International, Inc.	RPC, Inc.	TETRA Technologies, Inc.

Tidewater Inc.

This peer group represents a group of companies in the oilfield services industry of comparable size to the Company based on measures such as enterprise value, revenues, market capitalization and assets. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors and ensure our compensation program remains competitive when compared to our competition for executive talent. We also believe this group of companies provides a sufficiently large and consistent data set that is generally not subject to wide changes or volatile swings in compensation data.

Elements of Compensation

General

Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term stock-based incentive compensation ; and

•	benefits such as medical and dental insurance and participation in a 401(k) retirement plan.

We primarily seek to reward achievement of our short-term goals with base salary and annual cash incentive compensation, while long-term interests are rewarded through long-term equity awards. We believe that base salaries should be at levels competitive with peer companies that compete with us for business opportunities and executive talent, and annual cash incentive compensation and long-term stock-based incentive awards should be at levels which reflect progress made toward our corporate goals and individual performance. In general, salary level and the target level of annual and long-term incentive compensation for each named executive officer are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, scope of responsibilities, internal equity considerations, tenure and individual performance.

Relative Size of Major Compensation Elements

The relative sizes of the components of an executive’s compensation are determined in the sole discretion of the Committee. Pursuant to their employment agreements, however, the Committee may not reduce the salary of our named executive officers without their consent.

Factors taken into account in determining compensation for all executive officers are our performance and the executive’s responsibilities, experience, leadership, potential future contributions and demonstrated individual performance. The Committee seeks to achieve the appropriate balance between immediate cash rewards for the achievement of performance objectives and long-term incentives that align the interests of our executive officers with those of our stockholders. In setting the target executive compensation levels, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee also considered the results of the 2024 advisory vote on executive compensation and, based upon the strong stockholder support of over 98% of votes cast in favor of our program, believes that its approach to executive compensation remains appropriate.

Base Salary

We evaluate base salaries for our named executive officers annually or as warranted by circumstances, including changes in positions. Prior to the closing of the Merger, the base salaries for our Chief Executive Officer and our other executive officers were reviewed and approved by the board of directors of Legacy Innovex or the legacy compensation committee of Dril-Quip, as applicable. Prior to the closing of the Merger, Mr. Bird provided recommendations on adjustments to the base salary of the other Dril-Quip NEOs and Mr. Anderson provided recommendations on adjustment to the base salary of the other Legacy Innovex NEOs. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provide an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities. None of the Dril-Quip NEO’s base salaries were adjusted in 2024.

Base salaries for our named executive officers are based on a review of numerous factors, including our financial and operating performance during the relevant period and the executive officer’s experience level and contribution to our success. Salary determinations are not based on any formula. The board of directors of Legacy Innovex and the legacy compensation committee of Dril-Quip, as applicable, and Messrs. Anderson or Bird, as applicable, made an assessment of the legacy companies’ actual financial results compared to their overall annual budget based on the financial statements as a whole, taking into account market and economic conditions unknown during the preparation of the relevant annual budgets. In addition, annual adjustments to base salaries also reflect changes or responses to changes in market data.

In connection with entering into new employment agreements with each of Messrs. Reed and Reddout (as discussed below), the board of directors of Legacy Innovex decided to increase the annual base salaries of Messrs. Reed and Reddout from $350,000 to $375,000.

Executive	Annual Base Salary
Adam Anderson	$550,000
Kendal Reed	$375,000
Mark Reddout	$375,000
Jeffrey J. Bird	$650,000
Kyle F. McClure	$430,000
James C. Webster	$400,000
Donald M. Underwood	$330,000

Annual Cash Incentive Compensation

Our annual incentive compensation program provides a cash award that is designed to link each employee’s compensation to the achievement of annual performance objectives for the Company, as well as to recognize the employee’s performance during the year. For 2024, the named executive officers participated in either the Dril-Quip annual incentive program or the Legacy Innovex annual incentive program, as applicable and as discussed below.

Dril-Quip prior to the Merger

In February 2024, the Dril-Quip compensation committee approved cash incentive compensation criteria under our 2017 Incentive Plan for executive officers for their performance in 2024 (the “2024 Dril-Quip Bonus Criteria”). Under the 2024 Dril-Quip Bonus Criteria, each Dril-Quip NEO’s cash incentive compensation award for 2024 performance was calculated based on:

•

Financial performance metrics comprised of (A) our Adjusted EBITDA for the year (weighted 80%), which is a non-GAAP financial measure calculated as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes, as well as other significant non-cash items and other adjustments for certain charges and credits, and (B) our Free Cash Flow for the year (weighted 20%), which refers to net cash provided by operating activities minus capital expenditures;

•	A safety performance metric that operates to reduce the final payout received by the Dril-Quip NEOs by up to 10% if the number of reportable incidents exceeds a certain number of incidents; and

•	the annual cash incentive target amounts for each Dril-Quip NEO, which were set by the Dril-Quip compensation committee.

In October 2023, the Dril-Quip compensation committee approved the following annual cash incentive target amounts for Dril-Quip, which were unchanged from the prior year:

Dril-Quip NEO	Annual Target Cash Incentive Target Amount (% of Base Salary)
Jeffrey J. Bird	100%
Kyle F. McClure	80%
James C. Webster	80%
Donald M. Underwood	60%

The Dril-Quip compensation committee set the maximum payout opportunity for each Dril-Quip NEO at 200% of the officer’s target bonus and the payout for target performance at 100%.

At the beginning of 2024, Mr. Bird proposed, and the Dril-Quip compensation committee approved, Dril-Quip’s budget for 2024, including the Adjusted EBITDA and Free Cash Flow targets that would apply under the annual incentive plan. Adjusted EBITDA and Free Cash Flow, as set forth below, were chosen by the Dril-Quip compensation committee as the relevant company financial performance metrics for the 2024 annual cash incentive awards in an effort to focus management on improving operating efficiencies and bookings. Performance below threshold would have resulted in zero payout for the applicable metric.

	Adjusted EBITDA (80% of Annual Cash Incentive Determination)
	Adjusted EBITDA(1)	Adjusted EBITDA Bonus Target Multiplier
Maximum	$90,000,000	200%
Target	$75,000,000	100%
Threshold	$60,000,000	50%

	Free Cash Flow (20% of Annual Cash Incentive Determination)
	Free Cash Flow(2)	Free Cash Flow Multiplier
Maximum	$40,000,000	200%
Target	$20,000,000	100%
Threshold	$5,000,000	50%

(1)

Adjusted EBITDA is net income excluding income taxes, interest income and expense, depreciation and amortization expense, and adjusted to remove any one-time irregular items, whether gains or losses, including but not limited to stock-based compensation, significant litigation expense, goodwill impairments, asset write-downs, gain on any sale or divestiture of assets or businesses, restructuring costs and foreign exchange gains or losses.

(2)	Free Cash Flow is the net cash provided by operating activities (as reflected in the Company’s Consolidated Statement of Cash Flows) minus capital expenditures.

The safety metric for 2024 was set at no more than eight recordable incidents based on a 5-year average of 13.6 incidents per year.

The final annual cash incentive payouts are determined using the following formula: target incentive (%) multiplied by Adjusted EBITDA Target Multiplier x 80% plus Free Cash Flow Multiplier x 20% minus up to 10% safety multiplier = 2024 final payout.

Interpolation is used for determining the Adjusted EBITDA and the Free Cash Flow Multiplier in the event of achievement between threshold and target or between target and maximum levels. The Committee applies discretion in determining the amount of any bonus reduction in the event that the safety modifier is triggered.

As further discussed below, due to the fact that each of the Dril-Quip NEO’s employment was terminated without cause as of the closing of the Merger, pursuant to their employment agreements, each Dril-Quip NEO earned a lump sum cash payment equal to a pro rata portion of the Dril-Quip NEO’s target annual bonus for 2024 equal to the number of business days from January 1, 2024 to the closing of the Merger divided by 260.

Legacy Innovex

Pursuant to their employment agreements, each Legacy Innovex NEO is eligible to receive an annual cash bonus based on achievement of EBITDA goals established by the board of directors of Legacy Innovex with a target annual incentive opportunity calculated as a percentage of their respective annual salary. For 2024, Messrs. Anderson, Reddout, and Reed were eligible to earn an annual performance-based bonus based on achievement of certain goals (as discussed below), with an annual target bonus opportunity as a percentage of annual base salary equal to 100%, 60%, and 60%, respectively.

For the Legacy Innovex NEOs, the target annual incentive opportunity originally granted for 2024 prior to the closing of the Merger was initially dependent on Legacy Innovex’s achievement of certain EBITDA goals, with no ability to earn above target if the EBITDA goal was not achieved. Historically, prior to the Merger, Legacy Innovex paid annual bonuses to the Legacy Innovex NEOs based on the achievement of EBITDA goals. In February 2024, for example, in light of Legacy Innovex’s achievement of its pre-determined goal of EBITDA of $130 million in 2023, the board of directors of Legacy Innovex approved bonus payments to each Legacy Innovex NEO in an amount equal to their annual target bonus opportunity for 2023.

Following the Merger, on November 7, 2024, the Board determined to split the 2024 annual bonus program into two halves comprising of (i): a first half based solely on the first six months of 2024 performance of the pre-merger entity, Legacy Innovex, and (ii) a second half based solely on Company performance for the fourth quarter of 2024. The Board determined that the pre-merger entity, Legacy Innovex, satisfied the EBITDA goal with respect to the first half of the 2024 annual bonus program resulting in an expected payout of 50% of the Legacy Innovex NEO’s annual target bonus opportunity, subject, generally to their continued employment through the payment date. With respect to the second half component, the Legacy NEOs would be entitled to 25% of their annual target bonus opportunity only if the Company meets a threshold Adjusted EBITDA goal of $32 million with respect to the fourth quarter of 2024 and 50% of their annual target bonus opportunity if the Company meets its target Adjusted EBITDA goal of $40 million, subject to linear interpolation between threshold and target. No portion of the second half component would be payable if the threshold Adjusted EBITDA goal of $32 million was not achieved and in no event could a Legacy Innovex NEO earn more than 100% of the second half component if the Company exceeded its target Adjusted EBITDA goal of $40 million.

In February 2025, in light of the Company’s achievement of Adjusted EBITDA of $49 million with respect to the fourth quarter of 2024, coupled with the Board’s determination that Legacy Innovex achieved the EBITDA goals with respect to the first half component, the Committee determined final bonus payouts of $550,000 for Mr. Anderson and $225,000 for Messrs. Reed and Reddout.

Long-Term Stock-Based Incentive Compensation

In determining the amount, if any, of long-term incentive awards granted to our named executive officers and our other key employees, the Committee considers numerous factors, including, among others, the following:

•	our financial and operating performance during the relevant period;

•	the executive’s contribution to our success;

•	the level of market competition for executives with comparable skills and experience; and

•	the total amount of long-term incentive awards granted to an executive over the course of his or her career, together with the retentive effect of additional long-term incentive awards.

Dril-Quip

Historically, the Committee granted annual awards in October of performance units and restricted stock shares to the Dril-Quip NEOs. Since the closing of the Merger occurred prior to October, none of the Dril-Quip NEOs were granted any equity or equity-based incentive awards in 2024. However, in connection with the Dril-Quip NEOs’ termination of employment without cause effective as of the closing date of the Merger, each Dril-Quip NEO received accelerated vesting of outstanding restricted stock and performance unit awards, as further described below. For more information on these agreements, see “—Payments Upon Termination or Change-in-Control.”

Legacy Innovex

In connection with entering into the Merger Agreement, on March 15, 2024, Messrs. Anderson, Reed and Reddout were granted 50,225 RSUs under the Innovex Downhole Solutions, Inc. 2016 Long-Term Incentive Plan (the “Legacy Innovex LTIP”) (consisting of 225 RSUs that vested upon the closing of Merger (the “Innovex RSUs”) and 50,000 RSUs that were assumed by the Company and converted into an award covering a number of shares of common stock of the Company, rounded down to the nearest whole share, equal to the product of (a) the number of shares of Innovex common stock subject to such award and (b) the per share merger consideration of 2.0124697 (the “continuing RSUs”)), 18,875 RSUs (consisting of 125 Innovex RSUs and 18,750 continuing RSUs) and 18,975 RSUs (consisting of 225 Innovex RSUs and 18,750 continuing RSUs (the “2024 RSUs”)), respectively, under the terms and conditions of the Legacy Innovex LTIP and a grant notice and RSU award agreement. The Innovex RSUs granted as part of the 2024 RSUs vested immediately prior to, and contingent upon, the consummation of the Merger, and the continuing RSUs granted as part of the 2024 RSUs will vest over a period of two years following the closing date of the Merger with 33 1/3% of the continuing RSUs vesting on each of the dates that is six months following the closing date of the Merger, the first anniversary of the closing date of the Merger and the second anniversary of the closing date of the Merger, subject generally to continued employment through each applicable vesting date. In the event that a Legacy Innovex NEO’s employment is terminated without cause (as defined in the Legacy Innovex LTIP) (excluding due to death or disability) on or following the closing date of the Merger, the number of continuing RSUs due to vest on the next scheduled vesting date (i.e., 33 1/3% of the continuing RSUs) will accelerate and vest.

With respect to 2025, subject to the stockholder approval of the 2025 LTIP (as defined below), the Compensation Committee is contemplating granting the Legacy Innovex NEOs RSUs consisting of 50% time-based RSUs and 50% performance-based RSUs, with the performance vesting being tied to both relative total shareholder return and Return on Capital Employed (ROCE).

Other Benefits

We provide our executive officers with other personal benefits that we believe are reasonable and consistent with our overall compensation program.

The employment agreements of our named executive officers provide certain benefits upon termination or change-in-control, which are described under “—Payments Upon Termination or Change-in-Control.” We believe these benefits are consistent with those awarded by our peer group and are beneficial in retaining executives. These benefits are also intended to help ensure each named executive officer’s continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements.

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We also typically make contributions to the Dril-Quip, Inc. 401(k) Plan, which is a voluntary and contributory defined contribution plan for eligible employees. We do not have any special insurance plans for executive officers.

Individual Agreements with Executive Officers

We have entered into employment agreements with each of the Legacy Innovex NEOs. The employment agreements with the Legacy Innovex NEOs provide for severance payments and benefits in connection with certain qualifying terminations of employment. In connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, each of the Dril-Quip NEOs were terminated without cause, effective as of the closing date of the Merger. Each Dril-Quip NEO became entitled to receive severance payments and benefits contingent upon the execution and non-revocation of a separation agreement and general release of claims (each a “Separation Agreement” and, collectively, the “Separation Agreements”).

For more information on these agreements, see “—Payments Upon Termination or Change-in-Control.”

Stock Ownership Guidelines

To align the interests of our executive officers and stockholders, we maintain the stock ownership guidelines described below for our executive officers. Under the guidelines, our executive officers should own the common stock having a market value based on the following multiples of executive’s then current annual base salary:

Executive	Multiple of Base Salary
CEO	5x
Other Executive Officers	3x

For purposes of the guidelines, the ownership requirement is determined based on the executive’s then current annual base salary. The base salary multiple amount is converted to a fixed number of shares using the average closing price of our common stock for the previous calendar year.

In addition to shares owned outright, unvested restricted stock awards, the target number of performance units held under the Company’s long-term incentive programs, direct ownership of shares held by immediate family members of the executive officer residing in the same household, indirect ownership of shares, including stock or stock equivalents held in the Company’s retirement plan, and vested and unvested shares of restricted stock or stock units held under the Company’s long-term incentive programs are counted towards the guidelines. Newly hired or recently promoted officers are given a period of five years from such hiring or promotion to comply with these guidelines. The Committee reviews our executive officers’ stock holdings to monitor compliance with these guidelines. As of the date hereof, each of our executive officers is either in compliance with our stock ownership guidelines or within the time period permitted to comply with such guidelines.

Hedging and Pledging Policy

We maintain a policy prohibiting directors and executive officers from entering into speculative transactions in our common stock. Our other employees are not covered by this policy. The hedging policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on our common stock by directors or executive officers. We also prohibit hedging or monetization transactions, such as forward sale contracts, in which the director or executive officer continues to own the underlying common stock without all the risks or rewards of ownership, and the pledging by directors or executive officers of our common stock as collateral for a loan or for any other purpose.

Impact of Accounting Treatment

Under ASC 718, we recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Restricted stock awards are measured based on the fair value of the stock at the date of grant. We have valued the performance unit awards using a Monte Carlo simulation model based on probable achievement level of the underlying performance conditions as of the grant date.

Stockholder Advisory “Say-on-Pay” Vote

At our 2025 annual meeting, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our stockholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. As an advisory vote, the say-on-pay vote at our 2025 annual meeting will not be binding upon the Company or the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. For additional information, please refer to “Proposal 5: Advisory Vote to Approve Executive Compensation” beginning on page 62.

The advisory vote at our 2025 annual meeting will be our fifteenth “say-on-pay” vote. We conducted a say-on-pay vote at our 2024 annual meeting which received the support of approximately 98% of the shares that voted on the resolution (excluding abstentions and broker non-votes). We have considered the favorable results of this vote, and the Compensation Committee has not made any changes to our overall executive compensation program as a direct result of the vote.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Terence Jupp

Bonnie S. Black

John Lovoi

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for services rendered in all capacities during 2022, 2023 and 2024. The Legacy Innovex NEOs were not named executive officer for 2022 and 2023 and, accordingly, only their respective 2024 compensation is shown.

	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)(4)	Total ($)
Adam Anderson Chief Executive Officer	2024	550,000		—		1,757,875	550,000	16,097	2,873,972
Kendal Reed Chief Financial Officer	2024	357,692		—		660,625	225,000	11,550	1,254,867
Mark Reddout President-North America	2024	357,692		333,333	(5)	664,125	225,000	41,554	1,621,704
Jeffrey J. Bird Former President and Chief Executive Officer	2024 2023 2022	447,500 633,385 605,589		— — —		— 2,610,810 2,827,526	— 466,200 600,000	8,641,147 28,800 23,292	9,088,647 3,739,195 4,056,407
Kyle. F, McClure Former Vice President—Chief Financial Officer	2024 2023 2022	316,039 421,728 403,726	(6)	— — 200,000		— 1,148,724 3,193,781	— 248,640 300,000	4,117,105 28,524 21,338	4,443,144 1,847,616 4,118,844
James C. Webster Former Vice President—General Counsel and Secretary	2024 2023 2022	275,385 383,385 363,726		— — —		— 1,044,333 1,130,979	— 224,960 270,000	3,499,500 28,800 23,092	3,774,885 1,681,478 1,787,797
Donald M. Underwood Former Vice President—Subsea Products	2024 2023 2022	234,808 317,539 302,795		— — —		— 417,705 452,402	— 139,860 150,000	1,918,828 28,302 24,471	2,153,636 903,406 929,668

(1)

Amounts reflect the aggregate grant date fair value of restricted stock unit awards, restricted stock awards and performance unit awards granted in the applicable year as computed in accordance with ASC 718.

(2)

Amounts shown for 2022 and 2023 with respect to the Dril-Quip NEOs reflect short-term incentive awards earned with respect to performance in the designated year and paid in the following year. Amounts shown for 2024 with respect to the Legacy Innovex NEOs reflect payment of annual bonuses February of 2025 with respect to performance in 2024. For more information regarding annual bonuses, please see “—Compensation Discussion and Analysis—Annual Cash Incentive Compensation”.

(3)

The amounts shown for 2024 reflect an automobile allowance for each of the named executive officers (other than Mr. Reed) in the amount of $11,400 with respect to the Dril-Quip NEOs, $28,600 with respect to Mr. Reddout and $14,400 with respect to Mr. Anderson, matching contributions to 401(k) accounts, which were $10,350 for Mr. Reed, $10,350 for Mr. Reddout, $13,800 for Mr. Bird, $11,908 for Mr. McClure, $11,323 for Mr. Webster, and $9,324 for Mr. Underwood in 2024, cell phone reimbursements to the Legacy Innovex NEOs in an amount equal to $1,200 and the dollar value of long-term disability and group term life insurance premiums paid by the Company on behalf of Messrs. Anderson and Reddout in an aggregate amount equal to $497 and $1,404, respectively.

(4)

The amounts shown for 2024 also reflect the actual payments and benefits that the Company provided to the Dril-Quip NEOs in connection with their termination of employment, pursuant to the terms of their respective Separation Agreements. For more information regarding payments received by the named executive officers upon termination, please see “—Payments Upon Termination or Change in Control—Payments Upon Termination of Employment for Dril-Quip NEOs”.

(5)

Mr. Reddout’s employment agreement provides for the opportunity to receive a retention bonus in the aggregate amount of $1,000,000 to be paid in three substantially equal installments, subject to Mr. Reddout’s continued employment with Innovex. The first installment of $333,333.33 was paid on

March 3, 2023, the second installment of $333,333.33 was paid on March 8, 2024, and the third installment will be paid on or before April 1, 2025, subject to the Company’s achievement of 80% of its annual budgeted 2024 EBITDA number.
(6)	Amount includes $20,000 of consulting fees paid pursuant to Mr. McClure’s consulting agreement. For more information regarding this arrangement, please see “—Compensation Discussion and Analysis”.

Grants of Plan-Based Awards

The following table contains information with respect to the grant of plan-based awards during 2024.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Adam Anderson	3/15/2024	412,500	550,000	550,000	50,225	1,757,875
Kendal Reed	3/15/2024	168,750	225,000	225,000	18,875	660,625
Mark Reddout	3/15/2024	168,750	225,000	225,000	18,975	664,125
Jeffrey J. Bird	—	325,000	650,000	1,300,000	—	—
Kyle F. McClure	—	172,000	344,000	688,000	—	—
James C. Webster	—	160,000	320,000	640,000	—	—
Donald M. Underwood	—	99,000	190,000	396,000	—	—

(1)

For the Dril-Quip NEOs, the estimated payouts under non-equity incentive plan awards were based on the terms of the 2024 Bonus Criteria. The maximum payout amount (as shown in the Maximum column) was 200% of target for all of our named executive officers. The target payout amount (as shown in the Target column) was 100% of target for all of our named executive officers. The threshold payout amount (as shown in the Threshold column) was 50% of target for all of our named executive officers and is shown here without application of any reduction for the safety metric modifier. The safety metric modifier may result in a decrease of up to 10% of the otherwise applicable payouts. For the Legacy Innovex NEOs, the maximum and target payout amounts are equal to each Legacy Innovex NEO’s annual target bonus opportunity for 2024 and the threshold payout amount in equal to a reduction of 25% of each Legacy Innovex NEO’s annual target bonus opportunity in the event that the second half bonus component was satisfied at the threshold Adjusted EBITDA goal. For more information regarding annual bonuses, please see “—Compensation Discussion and Analysis—Annual Cash Incentive Compensation”.

(2)

The Innovex RSUs granted to the Legacy Innovex NEOs on March 15, 2024 vested upon the closing of the Merger and the continuing RSUs will vest over a period of two years following the closing date of the Merger with 33 1/3% of the continuing RSUs vesting on each of the dates that is six months following the closing date, the first anniversary of the closing date and the second anniversary of the closing date, subject generally to continued employment through each applicable vesting date. No stock awards were granted to the Dril-Quip NEOs in 2024. Upon the closing of the Merger, the number of shares underlying the Innovex RSUs and the continuing RSUs were converted into a number of shares of our common stock equal to the number set forth in this column multiplied by the per share merger consideration of 2.0124697.

(3)

Represents the full grant date fair value of the awards calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in footnote 14 to our audited consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2025.

Outstanding Equity Awards at Fiscal Year-End

The table immediately below sets forth information concerning the outstanding restricted stock unit awards held by each Legacy Innovex NEO as of December 31, 2024, with the market value based on the closing price per share of our common stock on December 31, 2024, the last trading day of the year. None of the Dril-Quip NEOs held any outstanding equity awards as of December 31, 2024.

	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
Adam Anderson	173,887	(a)	$2,429,201
	100,623	(b)	$1,405,703
Kendal Reed	57,961	(a)	$809,715
	37,733	(b)	$527,130
Mark Reddout	37,733	(b)	$527,130

(a)

These restricted stock unit awards granted on May 11, 2023 vest annually over four years with 25% of the units vesting on each of the first, second, third, and fourth anniversary of January 1, 2023, subject to continued employment through each applicable vesting. These RSUs fully accelerate and vest in the event of a “Liquidity Event” (as defined in the Legacy Innovex LTIP) and settle in shares of common stock within 30 days of the applicable vesting date, with any fractional shares settled in cash.

(b)

The continuing RSUs will vest over a period of two years following the closing date of the Merger with 331/3% of the continuing RSUs vesting on each of the dates that is six months following the closing date of the Merger, the first anniversary of the closing date of the Merger and the second anniversary of the closing date of the Merger, subject generally to continued employment through each applicable vesting date. In the event that a Legacy Innovex NEO’s employment is terminated without cause (as defined in the Legacy Innovex LTIP) (excluding due to death or disability), the number of continuing RSUs due to vest on the next scheduled vesting date (i.e., 331/3% of the continuing RSUs) will accelerate and vest.

Option Exercises and Stock Vested

The table immediately below indicates the number and value of stock awards vested and the number of options exercised and value realized on exercise, in each case, during 2024.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercises (#) (b)(c)	Value Realized on Exercise ($) (b)(c)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Adam Anderson	231,422	3,327,088	58,416	(a)	1,015,255
Kendal Reed	44,564	672,892	9,853	(a)	340,020
Mark Reddout	134,815	1,862,538	453		7,194
Jeffrey J. Bird	—	—	262,670		4,171,200
Kyle F. McClure	—	—	142,279		2,259,391
James C. Webster	—	—	110,618		1,756,614
Donald M. Underwood	—	—	41,681		662,868

(a)

In addition to the Innovex RSUs, which vested upon the closing of the Mergers, this column includes a number of RSUs granted on May 11, 2023 that vested on January 1, 2024 before there was a market value for Legacy Innovex’s common stock (i.e., prior to the closing of the Merger), after giving effect to conversion to our common stock based on the per share merger consideration.

(b)

Includes a number of stock options covering shares of Legacy Innovex common stock that were exercised on July 3, 2024, which were each granted with an exercise of $10.00 per stock option, after giving effect to conversion to our common stock based on the per share merger consideration.

(c)

Pursuant to the Merger Agreement, each stock option covering shares of Legacy Innovex common stock that was outstanding and unexercised immediately prior to the Merger, was cancelled and converted into the right to receive a number of shares of our common stock equal to equal to (a)(i) the product of (1) the number of shares of Legacy Innovex common stock subject to such stock options immediately prior to the Merger, (2) the per share merger consideration and (3) the average of the closing sale prices of a share of our common stock as reported on the NYSE for each of the 10 consecutive trading days ending on the sixth trading day prior to the closing date of the Merger (the “average Dril-Quip stock price”) less (ii) the aggregate exercise price of the shares of Legacy Innovex common stock subject to such stock option immediately prior to the Merger divided by (b) the average Dril-Quip stock price (rounded up to the nearest whole cent).

Payments Upon Termination or Change-in-Control

Dril-Quip NEOs

Pursuant to Mr. Bird’s Separation Agreement and upon his termination by the Company without Cause following the Merger, (x) Mr. Bird received (i) a lump sum cash payment in the amount of $3,900,000, which is equal to the sum of three times Mr. Bird’s annual base salary and three times the target amount of Mr. Bird’s annual target bonus for 2024, and (ii) a lump sum cash payment equal to the product of $650,000, which is the target amount of Mr. Bird’s annual bonus for 2024 and fraction, the numerator of which is the number of business days from January 1, 2024 to September 9, 2024 and the denominator of which is 260, (y) all of Mr. Bird’s unvested shares of restricted stock became fully vested as of the closing of the Merger and all of Mr. Bird’s unvested performance units vested on the closing of the Merger based on target level of performance and (z) Mr. Bird became entitled to receive continued medical, dental and life insurance coverage at the same active employee premium cost charged to employees of the Company, for himself and his covered dependents (the “Continued Medical/Life Benefits”) following the closing of the Merger until the earlier of (i) his receipt of equivalent coverage and benefits under the plans and programs of a subsequent employer (with such coverage and benefits determined on a coverage-by-coverage or benefit-by-benefit basis) or (ii) 3 years after the closing date of the Merger. Mr. Bird’s receipt of these payments and benefits is subject to his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and Mr. Bird.

Pursuant to Mr. McClure’s Separation Agreement and upon his termination by the Company without Cause following the Merger, (x) Mr. McClure received (i) a lump sum cash payment in the amount of $1,548,000, which is equal to the sum of two times Mr. McClure’s annual base salary and two times the target amount of Mr. McClure’s annual target bonus for 2024, (ii) a lump sum cash payment equal to the product of $344,000, which is the target amount of Mr. McClure’s annual bonus for 2024 and fraction, the numerator of which is the number of business days from January 1, 2024 to September 9, 2024 and the denominator of which is 260, (y) all of Mr. McClure’s unvested shares of restricted stock became fully vested as of the closing of the Merger and all of Mr. McClure’s unvested performance units vested on the closing of the Merger based on target level of performance and (z) Mr. McClure became entitled to receive the Continued Medical/Life Benefits following the closing of the Merger until the earlier of (i) his receipt of equivalent coverage and benefits under the plans and programs of a subsequent employer (with such coverage and benefits determined on a coverage-by-coverage or benefit-by-benefit basis) or (ii) 2 years after the closing date of the Merger. Mr. McClure’s receipt of these payments and benefits is subject to his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and Mr. McClure.

Pursuant to Mr. Webster’s Separation Agreement and upon his termination by the Company without Cause following the Merger, (x) Mr. Webster received (i) a lump sum cash payment in the amount of $1,440,000, which is equal to the sum of two times Mr. Webster’s annual base salary and two times the target amount of Mr. Webster’s annual target bonus for 2024, (ii) a lump sum cash payment equal to the product of $320,000, which is the target amount of Mr. Webster’s annual bonus for 2024 and fraction, the numerator of which is the number of business days from January 1, 2024 to September 9, 2024 and the denominator of which is 260, (y) all of Mr. Webster’s unvested shares of restricted stock became fully vested as of the closing of the Merger and all of Mr. Webster’s unvested performance units vested on the closing of the Merger based on target level of performance and (z) Mr. Webster became entitled to receive the Continued Medical/Life Benefits following the closing of the Merger until the earlier of (i) his receipt of equivalent coverage and benefits under the plans and programs of a subsequent employer (with such coverage and benefits determined on a coverage-by-coverage or benefit-by-benefit basis) or (ii) 2 years after the closing date of the Merger. Mr. Webster’s receipt of these payments and benefits is subject to his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and Mr. Webster.

Pursuant to Mr. Underwood’s Separation Agreement and upon his termination by the Company without Cause following the Merger, (x) Mr. Underwood received (i) a lump sum cash payment in the amount of $1,056,000, which is equal to the sum of two times Mr. Underwood’s annual base salary and two times the target amount of Mr. Underwood’s annual target bonus for 2024, (ii) a lump sum cash payment equal to the product of $190,000, which is the target amount of Mr. Underwood’s annual bonus for 2024 and fraction, the numerator of which is the number of business days from January 1, 2024 to September 9, 2024 and the denominator of which is 260, (y) all of Mr. Underwood’s unvested shares of restricted stock became fully vested as of the closing of the Merger and all of Mr. Underwood’s unvested performance units vested on the closing of the Merger based on target level of performance and (z) Mr. Underwood became entitled to receive the Continued Medical/Life Benefits following the closing of the Merger until the earlier of (i) his receipt of equivalent coverage and benefits under the plans and programs of a subsequent employer (with such coverage and benefits determined on a coverage-by-coverage or benefit-by-benefit basis) or (ii) 2 years after the closing date of the Merger. Mr. Underwood’s receipt of these payments and benefits is subject to his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and Mr. Underwood.

Pursuant to their employment agreements with Dril-Quip, each Dril-Quip NEO is subject to a perpetual covenant not to use or disclose the Company’s trade secrets or confidential information and non-competition and non-solicitation covenants for 12 months following his termination of employment.

Payments Upon Termination of Employment for Dril-Quip NEOs

The following table quantifies the actual payments and benefits that the Company provided to the Dril-Quip NEOs in connection with their termination of employment, pursuant to the terms of their respective Separation Agreements.

Dril-Quip NEOs	Unpaid Salary and Accrued Vacation Through the Date of Termination (1)	Cash Severance Payment (2)	Pro Rated Cash Incentive Amount (3)	Restricted Stock and Performance Unit Vesting (4)	Continued Insurance Coverage (5)	Total
Jeffrey J. Bird	$36,616	$3,900,000	$429,975	$4,171,200	$78,156	$8,615,947
Kyle F. McClure	$13,473	$1,548,000	$227,556	$2,259,391	$45,377	$4,093,797
James C. Webster	$16,379	$1,440,000	$211,680	$1,756,614	$52,104	$3,476,777
Donald M. Underwood	$1,718	$1,056,000	$130,977	$657,305	$52,104	$1,898,104

(1)	Based on 48 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary and target annual cash incentive amount in effect as of the closing of the Merger (i.e., the separation date).
(3)

Calculated using a target annual cash incentive amount multiplied by a fraction, the numerator of which is the number of business days from January 1, 2024 to September 9, 2024 and the denominator of which is 260.

(4)

Calculated based on the number of unvested shares of restricted stock and unvested performance units that vested as of the separation date multiplied by the closing price of Dril-Quip common stock on September 9, 2024 ($15.88).

(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Legacy Innovex NEOs

In connection with entering into the Merger Agreement, on March 13, 2024, Mr. Anderson entered into a new employment agreement with Legacy Innovex (the “Anderson Employment Agreement”). The Anderson Employment Agreement provides for an annual base salary of $550,000, an annual target bonus opportunity of 100% of annual base salary and provides that in each year during the term commencing in 2025 for an annual equity and/or equity-based incentive compensation grant with a target value of not less than $2,000,000 as of the date of grant. The Anderson Employment Agreement does not provide for a set term. It may be terminated at any time pursuant to the terms and conditions of the Anderson Employment Agreement. The Anderson Employment Agreement provides that upon a termination of Mr. Anderson’s employment by the Company without “Cause” as defined therein or by Mr. Anderson for “Good Reason” as defined therein outside of the CEO Protected Period (as defined below), subject to Mr. Anderson’s fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants, Mr. Anderson will receive (i) an amount equal to the sum of two times his annual base salary and two times his target annual bonus, in each case, in effect as of the date of termination, payable in substantially equal installments over the 24 month period following his date of termination, (ii) continuation coverage under the Company’s group health plan in form of payments on a fully taxable basis equal to the monthly portion of premium cost of participation in the Company’s group health plan that the Company paid for Mr. Anderson and, to the extent applicable, his spouse and/or covered dependents for a period of up to 24 months, (iii) any earned but unpaid annual bonus for any fiscal year preceding the fiscal year in which Mr. Anderson’s employment terminates and (iv) all unvested equity and/or equity-based compensation awards that vest solely based on the passage of time will become immediately vested to the same extent as if Mr. Anderson remained employed over the course of the 24 month period following the date of termination and all unvested equity or equity-based compensation awards that vest in part based on the passage of time in addition to performance will become immediately vested in the time vesting component to the same extent as if Mr. Anderson had remained employed over the course of the 24 month period following the date of termination and the performance vesting component will remain subject to the terms and conditions of the applicable equity award treatment (the “Non-CIC Severance Benefits”).

In the event that Mr. Anderson’s employment is terminated without “Cause” or by Mr. Anderson for “Good Reason” on the date that is 60 days prior to the consummation of a “Change in Control” as defined therein and ending on the date that is 12 months after the date of the consummation of a “Change in Control” (the “CEO Protected Period”), subject to Mr. Anderson’s fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants, Mr. Anderson will receive, in lieu of the Non-CIC Severance Benefits, (i) an amount equal to the sum of three times Mr. Anderson’s annual base salary and three times Mr. Anderson’s annual target bonus, in each case, in effect as of the date of his termination, payable in a lump sum, (ii) continuation coverage under the Company’s group health plan in form of payments on a fully taxable basis equal to the monthly portion of premium cost of participation in the Company’s group health plan that Innovex paid for Mr. Anderson and, to the extent applicable, his spouse and/or covered dependents for a period of up to 36 months, (iii) any earned but unpaid annual bonus for any fiscal year preceding the fiscal year in which Mr. Anderson’s employment terminates and (iv) all unvested equity and/or equity-based compensation awards that vest solely based on the passage of time will become immediately and fully vested and all unvested equity or equity-based compensation awards that vest in part based on the passage of time in addition to performance will become immediately and fully vested in the time vesting component and the performance vesting component will be deemed satisfied at target level to the extent achievement of the performance criteria is not determined upon the Change in Control pursuant to the applicable equity award agreement. In the event that Mr. Anderson’s employment is terminated due to Mr. Anderson’s death or “Disability” as defined therein, subject to Mr. Anderson’s or his estate’s or legal representative’s, as the case may be, fully effective release of claims in favor of Innovex, Mr. Anderson or his estate or legal representative, as the case may be, will receive salary continuation payments for a period of 12 months.

Pursuant to the Anderson Employment Agreement, Mr. Anderson is subject to a perpetual covenant not to use or disclose the Company’s trade secrets or confidential information and non-competition and non-solicitation covenants for 2 years following his termination of employment.

On August 26, 2024, Mr. Reed entered into a new employment agreement with Legacy Innovex (the “Reed Employment Agreement”). The Reed Employment Agreement provides for an annual base salary of $375,000, an annual target bonus opportunity of 60% of annual base salary and provides that in each year during the term commencing in 2025 for an annual equity and/or equity-based incentive compensation grant based on peer group data. The Reed Employment Agreement does not provide for a set term. It may be terminated at any time pursuant to the terms and conditions of the Reed Employment Agreement. The Reed Employment Agreement provides that upon a termination of Mr. Reed’s employment by the Company without “Cause” as defined therein or by Mr. Reed for “Good Reason” as defined therein outside of the Non-CEO Protected Period (as defined below), subject to Mr. Reed’s fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants, Mr. Reed will receive (i) an amount equal to the sum of one times his annual base salary and one times his target annual bonus, in each case, in effect as of the date of termination, payable in substantially equal installments over the 12 month period following his date of termination, (ii) continuation coverage under the Company’s group health plan in form of payments on a fully taxable basis equal to the monthly portion of premium cost of participation in the Company’s group health plan that the Company paid for Mr. Reed and, to the extent applicable, his spouse and/or covered dependents for a period of up to 12 months, (iii) any earned but unpaid annual bonus for any fiscal year preceding the fiscal year in which Mr. Reed’s employment terminates and (iv) all unvested equity and/or equity-based compensation awards that vest solely based on the passage of time will become immediately vested to the same extent as if Mr. Reed remained employed over the course of the 12 month period following the date of termination and all unvested equity or equity-based compensation awards that vest in part based on the passage of time in addition to performance will become immediately vested in the time vesting component to the same extent as if Mr. Reed had remained employed over the course of the 12 month period following the date of termination and the performance vesting component will remain subject to the terms and conditions of the applicable equity award treatment (the “Non-CEO Non-CIC Severance Benefits”).

In the event that Mr. Reed’s employment is terminated without “Cause” or by Mr. Reed for “Good Reason” on the date that is 60 days prior to the consummation of a “Change in Control” as defined therein and ending on the date that is 6 months after the date of the consummation of a “Change in Control” (the “Non-CEO Protected Period”), subject to Mr. Reed’s fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants, Mr. Reed will receive, in lieu of the Non-CEO Non-CIC Severance Benefits, (i) an amount equal to the sum of two times Mr. Reed’s annual base salary and two times Mr. Reed’s annual target bonus, in each case, in effect as of the date of termination, payable in a lump sum, (ii) continuation coverage under the Company’s group health plan in form of payments on a fully taxable basis equal to the monthly portion of premium cost of participation in the Company’s group health plan that the Company paid for Mr. Reed and, to the extent applicable, his spouse and/or covered dependents for a period of up to 24 months, (iii) any earned but unpaid annual bonus for any fiscal year preceding the fiscal year in which Mr. Reed’s employment terminates and (iv) all unvested equity and/or equity-based compensation awards that vest solely based on the passage of time will become immediately and fully vested and all unvested equity or equity-based compensation awards that vest in part based on the passage of time in addition to performance will become immediately and fully vested in the time vesting component and the performance vesting component will be deemed satisfied at target level to the extent achievement of the performance criteria is not determined upon the Change in Control pursuant to the applicable equity award agreement (the “Non-CEO CIC Severance Benefits”).

Pursuant to the Reed Employment Agreement, Mr. Reed is subject to a perpetual covenant not to use or disclose the Company’s trade secrets or confidential information, a non-solicitation covenant for 2 years following his termination of employment and a non-competition covenant for 1 year following his termination of employment or, if terminated during the Non-CEO Protected Period, 2 years following his termination of employment.

On August 26, 2024, Mr. Reddout entered into a new employment with Legacy Innovex (the “Reddout Employment Agreement”). The Reddout Employment Agreement provides for an annual base salary of $375,000, an annual target bonus opportunity of 60% of annual base salary and provides that in each year during the term commencing in 2025 for an annual equity and/or equity-based incentive compensation grant with an annual minimum of $600,000 and a target amount of $750,000. In addition, the Reddout Employment Agreement provides that Mr. Reddout is eligible to receive a one-time retention bonus on or before April 1, 2025 in an amount equal to $333,333.34, subject to the Company’s achievement of 80% of its annual budgeted 2024 EBITDA number and Mr. Reddout’s continued employment with the Company through the date of payment. The Reddout Employment Agreement does not provide for a set term. It may be terminated at any time pursuant to the terms and conditions of the Reddout Employment Agreement. The Reed Employment Agreement provides that upon a termination of Mr. Reddout’s employment by the Company without “Cause” as defined therein or by Mr. Reddout for “Good Reason” as defined therein outside of the Non-CEO Protected Period, subject to Mr. Reddout’s fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants, Mr. Reddout will receive the Non-CEO Non-CIC Severance Benefits.

In the event that Mr. Reddout’s employment is terminated without “Cause” or by Mr. Reddout for “Good Reason” during the Non-CEO Protected Period, subject to Mr. Reddout’s fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants, Mr. Reddout will receive, in lieu of the Non-CEO Non-CIC Severance Benefits, the Non-CEO CIC Severance Benefits.

Pursuant to the Reddout Employment Agreement, Mr. Reddout is subject to a perpetual covenant not to use or disclose the Company’s trade secrets or confidential information, a non-solicitation covenant for 2 years following his termination of employment and a non-competition covenant for 1 year following his termination of employment or, if terminated during the Non-CEO Protected Period, 2 years following his termination of employment.

Adam Anderson

Payments Upon Termination	Without Cause or by the Executive for Good Reason and Not During the CEO Protected Period		Without Cause or By the Executive for Good Reason and During the CEO Protected Period		With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$63,462		$63,462		$63,462
Base Salary Severance Payment (2)	$1,100,000		$1,650,000		550,000
Pro Rated Cash Incentive Amount (3)	$550,000		$550,000		—
Additional Cash Incentive Amount (3)	$1,100,000		$1,650,000		—
RSU Vesting (4)	$2,914,462	(4)	$3,834,904	(5)	—
Continued Insurance Coverage (6)	$45,377		$68,066		—

Total	$5,773,301		$7,816,432		$613,462

(1)	Based on 240 hours of accrued vacation time.
(2)	Calculated using base salary in effect on December 31, 2024.
(3)	Calculated using a target annual cash incentive amount of $550,000.
(4)

Calculated based on the number of unvested RSUs (except for the unvested RSUs granted on May 11, 2023 that would otherwise vest on January 1, 2027) multiplied by the closing price of our common stock on December 31, 2024 ($15.88), the last trading day of the year.

(5)	Calculated based on the number of all unvested RSUs multiplied by the closing price of our common stock on December 31, 2024 ($15.88), the last trading day of the year.
(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Kendal Reed

Payments Upon Termination	Without Cause or By the Executive for Good Reason and Not During the Non- CEO Protected Period		Without Cause or By the Executive for Good Reason and During the Non-CEO Protected Period		With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$43,269		$43,269		$43,269
Base Salary Severance Payment (2)	$375,000		$750,000		—
Pro Rated Cash Incentive Amount (3)	$225,000		$225,000		—
Additional Cash Incentive Amount (3)	$375,000		$750,000		—
RSU Vesting	$706,274	(4)	$1,336,845	(5)	—
Continued Insurance Coverage (6)	$7,031		$14,062		—

Total	$1,731,574		$3,119,176		$43,269

(1)	Based on 240 hours of accrued vacation time.
(2)	Calculated using base salary in effect on December 31, 2024.
(3)	Calculated using a target annual cash incentive amount of $225,000
(4)

Calculated based on the number of unvested RSUs (except for (a) unvested RSUs granted on May 11, 2023 that would otherwise vest on January 1, 2026 and January 1, 2027 and (b) the last tranche of the continuing RSUs that would otherwise vest on the second anniversary of the Merger) multiplied by the closing price of our common stock on December 31, 2024 ($15.88), the last trading day of the year.

(5)	Calculated based on the number of unvested RSUs multiplied by the closing price of our common stock on December 31, 2024 ($15.88), the last trading day of the year
(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Mark Reddout

Payments Upon Termination	Without Cause or By the Executive for Good Reason and Not During the Non-CEO Protected Period		Without Cause or By the Executive for Good Reason and During the Non-CEO Protected Period		With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$43,269		$43,269		$43,269
Base Salary Severance Payment (2)	$375,000		$750,000		—
Pro Rated Cash Incentive Amount (3)	$225,000		$225,000		—
Additional Cash Incentive Amount (3)	$375,000		$750,000		—
RSU Vesting	$351,420	(4)	$527,130	(5)	—
Continued Insurance Coverage (6)	$15,461		$30,922		—
Total	$1,385,150		$2,326,321		$43,269

(1)	Based on 240 hours of accrued vacation time.
(2)	Calculated using base salary in effect on December 31, 2024.
(3)	Calculated using a target annual cash incentive amount of $225,000.
(4)

Calculated based on the number of unvested RSUs (except for the last tranche of the continuing RSUs that would otherwise vest on the second anniversary of the Merger) multiplied by the closing price of our common stock on December 31, 2024 ($15.88), the last trading day of the year.

(5)	Calculated based on the number of unvested RSUs multiplied by the closing price of our common stock on December 31, 2024 ($15.88), the last trading day of the year.
(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

CEO Pay Ratio

The table below sets forth comparative information regarding:

•

the annual total compensation of our Chief Executive Officer, Mr. Anderson, for the year ended December 31, 2024, determined by annualizing amount reported in the “Total” column of the Summary Compensation Table above in accordance with Instruction 10 to Item 402(u) of the Regulation S-K;

•

the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2024, determined on the basis described below; and

•	a ratio comparison of those two amounts, each as determined in accordance with rules prescribed by the SEC.

For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2024, the applicable SEC rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. In identifying the median employee, we:

•

used annual base salary (defined as the fixed portion of each employee’s compensation arrangements and that is paid without regard to our financial or operational performance in a given year) and annual cash incentive, as determined from the Company’s payroll and finance records for the year ended December 31, 2024, as our consistently applied compensation measure;

•	included the aggregate grant date fair value of equity-based incentive compensation awards;

•

included all worldwide employees of the Company and its consolidated subsidiaries as of December 31, 2024 (the “Measurement Date”), without regard to their location or compensation arrangements or whether employed on a full-time or part-time basis;

•	converted annual base salary and annual cash incentive to U.S. dollars using foreign currency exchange rates as of the Measurement Date;

•	annualized the compensation for any full-time or part-time employees that were hired in 2024 but were not employed by the Company or its consolidated subsidiaries for all of 2024;

•	did not include any cost-of-living adjustments; and

•	did not use statistical sampling.

After identifying the median employee based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2024 for our named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$2,873,972
Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$70,648
Ratio of (A) to (B)	41:1

Given the global distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. We believe that the sum of annual base salary, annual cash incentive and the aggregate grant date fair value of equity-based incentive compensation awards is an appropriate, consistently applied compensation measure that provides a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and finance records and the methodology described above. Because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between “compensation actually paid” to our principal executive officer (“PEO”) and the average “compensation actually paid” to our non-PEO named executive officers (“Non-PEO NEOs”) and certain financial performance of the Company.
For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to
“—Compensation Discussion and Analysis
.”

									Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Mr. Bird (1)	Compensation Actually Paid to Mr. Bird (2)	Summary Compensation Table Total for Mr. DeBerry (3)	Compensation Actually Paid to Mr. DeBerry (4)	Summary Compensation Table Total for Mr. Anderson (5)	Compensation Actually Paid to Mr. Anderson (6)	Average Summary Compensation Table Total for Non- PEO NEOs (7)	Average Compensation Actually Paid to Non- PEO NEOs (8)	Total Shareholder Return (9)	Peer Group Total Shareholder Return (10)	Net Income (11)	Adjusted EBITDA (12)
2024	$9,088,647	$7,720,843	—	—	$2,873,972	$1,777,490	$2,649,647	$2,396,743	$29.78	$102.35	$140,325,000	$138,500,000
2023	$3,739,195	$2,000,342	—	—	—	—	$1,477,500	$708,151	$49.61	$116.80	$604,000	$46,542,000
2022	$4,056,407	$3,246,493	—	—	—	—	$2,278,770	$1,928,341	$57.92	$114.74	$443,000	$29,973,000
2021	—	—	$6,083,948	$(165,868)	—	—	$1,734,119	$(302,041)	$41.95	$69.75	($127,996,000)	$15,229,000
2020	—	—	$3,985,828	$585,955	—	—	$2,065,660	$1,125,211	$63.14	$58.11	($30,768,000)	$31,707,000

(1)
The dollar amount reported in this column is the amount reported for Mr. Bird in the “Total” column of our Summary Compensation Table for 2022, 2023 and 2024, respectively. Mr. Anderson began serving as our principal executive officer on September 9, 2024.

(2)
The dollar amount reported in this column represents the amount of “compensation actually paid” to Mr. Bird, as computed in accordance with Item 402(v) of Regulation
S-K
and does not reflect the total compensation actually realized or received by Mr. Bird. In accordance with these rules, for 2024, this amount reflects “Total” as set forth in the Summary Compensation Table, adjusted as shown below. Information on the calculation of such amount for 2022 is included in our
2023 Proxy
Statement
and information on the calculations of such amount for 2023 is included in our 2024 Proxy Statement. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to Mr. Bird	2024
2024 Summary Compensation Table Total	$9,088,647
Less, value of Stock Awards reported in 2024 Summary Compensation Table	—
Plus, year-end fair value of outstanding and unvested equity awards granted in 2024	—
Plus, fair value as of vesting date of equity awards granted and vested in 2024	—
Plus (less), change in fair value from December 31, 2023 to December 31, 2024 of outstanding and unvested equity awards granted in prior years	—
Plus (less), change in fair value from December 31, 2023 to the vesting date of equity awards granted in prior years that vested in the year	($1,367,804)
Less, December 31, 2023 fair value for any equity awards forfeited in 2024	—

2024 Compensation Actually Paid to Mr. Bird	$7,720,843

(3)	The dollar amounts reported in this column are the amounts reported for Mr. DeBerry in the “Total” column of our Summary Compensation Table for 2021 and 2020.
(4)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. DeBerry, as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by Mr. DeBerry. Information on the calculation of such amounts is included in our 2023 Proxy Statement.

(5)	The dollar amount reported in this column is the amount reported for Mr. Anderson in the “Total” column of our Summary Compensation Table for 2024.

(6)
The dollar amount reported in this column represents the amount of “compensation actually paid” to Mr. Anderson, as computed in accordance with Item 402(v) of Regulation
S-K
and does not reflect the total compensation actually realized or received
by Mr. Anderson. In accordance with these rules, for 2024, this amount reflects “Total” as set forth in the Summary Compensation Table, adjusted as shown below. For purposes of calculating the change in fair value from December 31, 2023 to the vesting date of pre-Merger stock options granted in prior years that vested in 2024, fair value was calculated based on the intrinsic value of such unvested stock options as of December 31, 2024 based on a third party valuation of Legacy Innovex’s common stock as of such date.

Compensation Actually Paid to Mr. Anderson	2024
2024 Summary Compensation Table Total	$2,873,972
Less, value of Stock Awards reported in 2024 Summary Compensation Table	$1,757,875
Plus, year-end fair value of outstanding and unvested equity awards granted in 2024	$1,405,703
Plus, fair value as of vesting date of equity awards granted and vested in 2024	$7,194
Plus (less), change in fair value from December 31, 2023 to December 31, 2024 of outstanding and unvested equity awards granted in prior years	$(594,974)
Plus (less), change in fair value from December 31, 2023 to the vesting date of equity awards granted in prior years that vested in the year	$(156,530)
Less, December 31, 2023 fair value for any equity awards forfeited in 2024	—

2024 Compensation Actually Paid to Mr. Anderson	$1,777,490

(7)
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Bird in 2023 and 2022 and excluding Mr. DeBerry in 2021 and 2020 and excluding the Legacy Innovex NEOs for all years except for 2024) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for these purposes in each applicable year are as follows: (i) for 2024, Messrs. Reed, Reddout, McClure, Webster and Underwood; (ii) for 2023 and 2022, Messrs. McClure, Webster and Underwood; and (ii) for 2021 and 2020, Messrs. Bird, Kumar and Webster.

(8)
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs set forth in footnote 5 for each year, as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, for 2024 these amounts reflect “Total” as set forth in the Summary Compensation Table, adjusted as shown below. Information on the calculation of such amounts for 2020-2022 is included in our 2023 Proxy Statement and information on the calculations
of such amounts for 2023 is included in our 2024 Proxy Statement. For purposes of calculating the change in fair value from December 31, 2023 to the vesting date of pre-Merger stock options granted to the Legacy Innovex non-PEO NEOs in prior years that vested in 2024, fair value was calculated based on the intrinsic value of such unvested stock options as of December 31, 2024 based on a third party valuation of Legacy Innovex’s common stock as of such date.

Average Compensation Actually Paid to Non-PEO NEOs	2024
Average 2024 Summary Compensation Table Total	$2,649,647
Less, average value of Stock Awards reported in Summary Compensation Table	$662,375
Plus, average year-end fair value of outstanding and unvested equity awards granted in 2024	$527,130
Plus, average fair value as of vesting date of equity awards granted and vested in 2024	$5,595
Plus (less), average change in fair value from December 31, 2023 to December 31, 2024 of outstanding and unvested equity awards granted in prior years	$198,318
Plus (less), average change in fair value from December 31, 2023 to the vesting date of equity awards granted in prior years that vested in the year	$(321,572)
Less, prior year-end fair value for any equity awards forfeited in the year	—

Average Compensation Actually Paid to Non-PEO NEOs	$2,396,743

(9)
Total Shareholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.

(10)	The peer group used for this purpose is the VanEck OIH Index.
(11)	The dollar amounts reported represent the amount of net income (or loss) reflected in the Company’s audited financial statements for the applicable year.
(12)
Adjusted EBITDA is net income excluding income taxes, interest income and expense, depreciation and amortization expense, and adjusted to remove any one-time
irregular items, whether gains or losses, including but not limited to stock-based compensation, significant litigation expense, goodwill impairments, asset write-downs, gain on any sale or divestiture of assets or businesses, restructuring costs and foreign exchange gains or losses.

Description of Certain Relationships between Information Presented in the Pay versus Performance Table
As described in more detail in the section “
—Compensation Discussion and Analysis
,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
With respect to 2020 through 2023, the graphs below compare the “compensation actually paid” to our PEO and the average of the “compensation actually paid” to our non-PEO
NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net (loss) income and (iv) our Adjusted EBITDA.

Compensation Actually Paid Versus TSR
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
-$500,000
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
FY 2020
FY 2021
FY 2022
FY 2023
CEO CAP
Average Other NEO CAP
Dril-Quip Cumulative TSR
VanEck OIH Index Cumulative TSR

Compensation Actually Paid Versus Net Income
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
-$500,000
$20,000,000
$0
-$20,000,000
-$40,000,000
-$60,000,000
-$80,000,000
-$100,000,000
-$120,000,000
-$140,000,000
FY 2020
FY 2021
FY 2022
FY 2023
CEO CAP
Average Other NEO CAP
Net Income

Compensation Actually Paid Versus Adjusted EBITDA
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
-$500,000
$50,000,000
$45,000,000
$40,000,000
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
FY 2020
FY 2021
FY 2022
FY 2023
CEO CAP
Average Other NEO CAP
Adjusted EBITDA

With respect to 2024, the fiscal year in which the Merger closed, the narrative text below compares the “compensation actually paid” to our PEO and the average of the “compensation actually paid” to our non-PEO
NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net (loss) income and (iv) our Adjusted EBITDA. Our cumulative TSR decreased from $49.61 in 2023 to $29.78 in 2024 and our Peer Group TSR similarly decreased from $116.80 in 2023 to $102.35 in 2024. The “compensation actually paid” to Mr. Bird in 2024 increased from $2,000,342 in 2023 to $7,720,843 in 2024 while both our cumulative TSR and our Peer Group TSR decreased as set forth above, but our net income increased from $604,000 to $140,325,000 and our Adjusted EBITDA increased from $46,542,000 to $138,500,000. The “compensation actually paid” to Mr. Anderson, his first year as an NEO, was $1,777,490 compared to our net income of $140,325,000 and Adjusted
EBITDA
of $138,500,000. The average “compensation actually paid” to our non-PEO
NEOs increased from $708,151 in 2023 to $2,396,743 in 2024 while both our cumulative TSR and our Peer Group TSR decreased as set forth above, but our net income increased from $604,000 to $140,325,000 and our Adjusted EBITDA increased from $46,542,000 to $138,500,000.
Financial Performance Measures
The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

Relative TSR
Free Cash Flow
Adjusted EBITDA

Equity Compensation Plan Information

The following table summarizes information for equity compensation plans in effect as of December 31, 2024:

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	887,794	17.77	535,697
Total	887,794	17.77	535,697

(1)

In connection with the consummation of the Merger, the Company assumed awards granted under the Legacy Innovex’s 2016 Long-Term Incentive Plan. Up to 607,902 shares of common stock may be issued upon the settlement of RSUs assumed under 2016 Long-Term Incentive Plan.

Information concerning securities authorized for issuance under equity compensation plans is included in footnote 14 to our audited consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2025.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2024 with management and has discussed with PricewaterhouseCoopers LLP, our independent registered public accountants, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, with respect to those audited financial statements.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with PricewaterhouseCoopers LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Audit Committee

Benjamin M. Fink

Carri Lockhart

Angie Sedita

John Lovoi

PROPOSAL 2 Increase of Authorized Common Stock

We are seeking stockholders’ approval to approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock. If adopted by the stockholders, the amendment would become effective upon filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, a copy of which is included as Annex A.

Increase of Authorized Common Stock

The Company’s certificate of incorporation currently authorizes the Company to issue 110,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of common stock, par value $0.01 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. The proposed amendment would increase the number of authorized shares of common stock to 200,000,000 and correspondingly increase the number of authorized shares of our capital stock to 210,000,000; the authorized number of shares of our preferred stock would remain at 10,000,000.

This proposal is referred to herein as the “Increase of Authorized Common Stock Proposal” or “Proposal 2”.

Reasons for the Increase of Authorized Common Stock Proposal

As of February 28, 2025, the Company had 100.0 million authorized shares of common stock, with 69,261,035 shares of common stock outstanding and 815,589 shares of common stock either underlying awards outstanding or still available for grant under the Company’s equity incentive plans.

The Board believes that the increased number of authorized shares of common stock of the Company contemplated by the Increase of Authorized Common Stock Proposal is important to the Company in order for additional shares to be available for issuance from time to time, without further action or authorization by the Company stockholders (except as required by applicable law or NYSE rules), for such corporate purposes as may be determined by the Board, including, but not limited to, financings, potential strategic transactions, including mergers, acquisitions and business combinations, grants under equity compensation plans, stock dividends, and stock splits, as well as other general corporate purposes. The additional 100 million shares authorized would be a part of the existing class of common stock and, if issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding.

Other than the issuance of shares available for grant under the Company’s equity incentive plans, the Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock that will result from the Company’s adoption of the proposed charter amendment. While adoption of the proposed charter amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders, any future issuance of additional authorized shares of common stock may, among other things, dilute the earnings per share of the common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of common stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board determines is not in the best interest of the Company and its stockholders. However, the Board does not intend or view the proposed increase in the number of authorized shares of common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of the Company.

Vote Required for Approval

In accordance with DGCL, approval of this proposal requires the affirmative vote of the holders of shares of the common stock representing a majority of the outstanding shares of the common stock. Shares that are not present in person or by proxy and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal. The Increase of Authorized Common Stock Proposal is considered a “routine” matter and therefore a broker may vote on this matter without instructions from the beneficial owner as long as instructions are not given. Accordingly, there will be no broker non-votes with respect to this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE INCREASE OF AUTHORIZED COMMON STOCK PROPOSAL.

PROPOSAL 3 2025 LTIP

We are seeking stockholder approval for the adoption of the Innovex 2025 long-term incentive plan (the “2025 LTIP”), which provides for the issuance of up to 5,000,000 shares of common stock. The purpose of the 2025 LTIP is to promote and closely align the interests of our employees, officers, directors, and consultants and our stockholders by providing stock-based compensation and other incentive compensation. The Board believes that the 2025 LTIP will allow the Company to remain competitive among its peers and to continue to promote these interests. The 2025 LTIP was approved by the Board on February 28, 2025, subject to approval by stockholders at the annual meeting. The 2025 LTIP will be effective as of the date approved by our stockholders (such date, the “Effective Date”).

This proposal is referred to herein as the “2025 LTIP Proposal” or “Proposal 3”.

Reasons to Vote for the Proposal

Long-term equity is a key component of our compensation programs. The Board believes that equity awards help to attract, motivate, and retain talented employees and directors.

Equity awards align participant and stockholder interests. Equity awards, whose value depends on our stock performance, and which require continued service over time before any value can be realized, link participant compensation to company performance, maintain a culture based on employee stock ownership, and retain talented employees in a highly competitive labor market.

Limitations on our ability to grant equity awards would have significant negative consequences to us and our stockholders. One alternative to using equity awards would be to significantly increase cash compensation. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business and would negatively impact our ability to attract, motivate, and retain employees and directors, in addition to weakening the link between the incentives of our equity award recipients and our stockholders.

We manage our equity compensation program thoughtfully. We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity necessary to attract, reward, and retain employees.

Board’s Rationale for the 2025 LTIP

In determining to adopt the 2025 LTIP and set the share reserve thereunder, the Board considered the following:

The 2017 Incentive Plan Will Have Insufficient Shares Available for Future Grants

As of February 28, 2025, 535,697 shares remain available for grant under the 2017 Incentive Plan. If the 2025 LTIP is not approved by our stockholders, we will not be able to continue to make long-term equity incentive awards, which will put us at a significant competitive disadvantage. We believe that equity-based compensation is important in attracting and retaining the services of key employees, officers, consultants and directors of the Company and our subsidiaries in a competitive labor market, which is essential to our long-term growth and success. Therefore, we consider approval of the 2025 LTIP vital to our continued success. It is the judgment of the Board that the 2025 LTIP is in the best interests of the Company and its stockholders.

The Term of the 2017 Incentive Plan Expires in May 2027

The 2017 Incentive Plan has just over two years before the expiration of its term.

Share Reserve

The Board has approved the reservation of 5,000,000 shares under the 2025 LTIP. If the 2025 LTIP is approved by our stockholders, no new grants will be made under the 2017 Incentive Plan after the Effective Date.

History of Prudent Use of Shares

Since 2017, we have increased the number of shares available for issuance under the 2017 Incentive Plan only once and historically our annual share usage has been below the norms of our industry.

Burn Rate

The following table provides data on our annual share usage for the last three full fiscal years under the 2017 Incentive Plan.

Year	Burn Rate
2024	0.23%
2023	1.55%
2022	1.75%

Expected Duration of the 2025 LTIP

Although the 2025 LTIP will have a term of ten years from the Effective Date, we anticipate that based on our current grant practices the proposed share reserve under the 2025 LTIP will be sufficient to meet our needs for five years. The actual duration of the 2025 LTIP’s share reserve will depend on many factors, including future grant date stock prices, award sizes and other changes in our grant practices that may occur. If approved by our stockholders at the annual meeting, the 2025 LTIP will replace and supersede the 2017 Incentive Plan in its entirety.

Dilution

In calendar years 2022, 2023 and 2024, the end-of-year overhang rate (calculated by dividing (1) the sum of the number of shares issuable pursuant to equity awards outstanding at the end of the calendar year plus shares remaining available for issuance for future awards at the end of the calendar year by (2) the sum of the number of shares outstanding at the end of the calendar year plus the sum of (1) above) was 3.5%, 2.5% and 1.2%, respectively. Upon adoption of the 2025 LTIP, the Company expects its overhang (calculated on a fully diluted basis) to be approximately 7.2%.

In light of the factors described above, the Board has determined that the size of the share reserve under the 2025 LTIP is reasonable and appropriate at this time.

Equity Compensation Plan Information

The table providing certain information as of December 31, 2024 with respect to our equity compensation plans under which our equity securities are authorized for issuance is included elsewhere in this proxy statement under the heading “Executive Compensation—Equity Compensation Plan Information.”

Description of the 2025 LTIP

A summary description of the material features of the 2025 LTIP is set forth below. This summary does not purport to be a complete description of all the provisions of the 2025 LTIP and is qualified in its entirety by reference to the 2025 LTIP, which is attached as Annex B to this proxy statement and incorporated by reference herein. The purpose of the

2025 LTIP is to provide incentives to our employees, directors and consultants in order to induce them to work for the benefit of, and to promote the success of, the Company and its affiliates and to attract, reward and retain key personnel.

2025 LTIP Share Limits

If approved by stockholders, a total number of 5,000,000 shares of common stock would be available for awards under the 2025 LTIP (the “2025 LTIP Shares”). As of February 28, 2025, the Company had a total of approximately 69,261,035 million shares of common stock outstanding (on a fully-diluted basis). Shares issued under the 2025 LTIP may consist, in whole or in part, of previously unissued shares, treasury shares or shares purchased on the open market. As of February 28, 2025, the closing price per share of the common stock as reported on the NYSE was $18.31. The following shares will be available for grant or issuance under the 2025 LTIP: (i) shares subject to awards granted under the 2025 LTIP that are required to be paid in cash pursuant to their terms; (ii) shares subject to awards granted under the 2025 LTIP that terminate, expire, or are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested or settled; (iii) shares tendered by participants or withheld by the Company as full or partial payment to the Company upon exercise of options; (iv) shares reserved for issuance upon the grant of stock appreciation rights (“SARs”), to the extent the number of reserved shares exceeds the number of shares actually issued upon the exercise of the SARs; and (v) shares of common stock withheld or otherwise remitted to the Company to satisfy withholding obligation upon the exercise, lapse of restrictions or settlement of awards. From and after the Effective Date, no further awards may be made under the 2017 Incentive Plan.

Under the 2025 LTIP, the aggregate dollar value of all cash and equity-based compensation (whether granted under the 2025 LTIP or otherwise) to non-employee directors of the Company for services in such capacity may not exceed $1,000,000 during any calendar year.

If the stockholders approve the 2025 LTIP, the Company intends to promptly file, pursuant to the Securities Act, a registration statement on Form S-8 to register the 2025 LTIP Shares.

Administration

The 2025 LTIP is administered by the Board, the Compensation Committee, or such other committee designated by the Board to administer the plan (the “Administrator”). The Administrator has broad authority, subject to the provisions of the 2025 LTIP, to administer and interpret the 2025 LTIP and awards granted thereunder. All decisions and actions of the Administrator are final. The Administrator may also accelerate the vesting or exercise of any award and make all other determinations and take all other actions necessary or advisable for the administration of the 2025 LTIP.

Eligibility

Any individual who is our officer or employee or an officer or employee of any of our affiliates, any individual who has been offered employment by us or any of our affiliates, and any other person who provides services to us or our affiliates, including members of the Board, are eligible to receive awards under the 2025 LTIP at the discretion of the Administrator. As of February 28, 2025, we had approximately 2,800 officers and employees and six non-employee directors of the Board (excluding the two Amberjack Designees) who will be eligible to receive awards under the 2025 LTIP.

Types of Awards

The 2025 LTIP provides for the grant of stock options, restricted stock, RSUs, SARs and other stock-based awards. All awards under the 2025 LTIP will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows:

Stock Options. The award agreement evidencing the stock options will provide, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the stock option, the exercise price, exercisability (or vesting), the term of the stock option, which may not generally exceed 10 years, and other terms and conditions. Subject to the express provisions of the 2025 LTIP, stock options generally may be exercised over such period, in installments or otherwise, as the Administrator may determine. The exercise price for any stock option granted may not generally be less than the fair market value of the common stock subject to that stock option on the grant date. The exercise price may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under a stock option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. Other than in connection with a change in our capitalization, we will not, without stockholder approval, reduce the exercise price of a previously awarded stock option, and at any time when the exercise price of a previously awarded stock option is above the fair market value of a share of common stock, we will not, without stockholder approval, cancel and re-grant or exchange such stock option for cash or a new award with a lower (or no) exercise price. No dividend or dividend equivalent rights shall be paid out on stock options.

Restricted Stock and RSUs. Awards of restricted stock consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs are notional units representing the right to receive one share of our common stock (or the cash value of one share of our common stock) on a specified settlement date only after specified conditions are satisfied. The Administrator will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions.

Stock Appreciation Rights. The Administrator will determine the restrictions and conditions applicable to each award of SARs. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price of the SAR. This amount is payable in common stock, cash, or as otherwise specified in the SAR agreement or determined by the Administrator. No dividends or dividend equivalents shall be paid on SARs.

Other Stock-Based Awards. Subject to limitations under applicable law and the terms of the 2025 LTIP, the Administrator may grant awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of common stock. The Administrator may also grant common stock as a bonus and grant awards in lieu of our or our affiliates obligations to pay cash or deliver property under the 2025 LTIP or other plans or compensatory arrangements.

Adjustment; Change in Control

In the event of changes in the outstanding common stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization, in connection with any extraordinary dividend declared and paid in respect of shares of common stock, in the event of any change in applicable laws or circumstances or as otherwise set forth in the 2025 LTIP, in each case, that results in or could result in, in either case, as determined by the Administrator in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the 2025 LTIP, awards shall be equitably and proportionally adjusted or substituted, as determined by the Administrator, in its sole discretion, as to the number, price, or kind of a share of common stock, other securities or other consideration subject to such awards.

Generally, except as otherwise provided by the Administrator in an award agreement or otherwise, in connection with certain corporate events, including but not limited to a “change in control” (as defined in the 2025 LTIP), the Administrator may provide for any one or more of the following (i) the assumption or substitution of any or all awards in connection therewith, with awards that vest based on performance criteria being deemed earned at the target level (or if no target is specified, the maximum level) and converted into solely service-based vesting awards, (ii) the acceleration of vesting of any or all awards not assumed or substituted in connection with the corporate event (with vesting of performance-based awards deemed earned at the target level (or if no target is specified, the maximum level), unless otherwise specified in the applicable award agreement), (iii) the cancellation of any or all awards not assumed or substituted in connection with such corporate event (whether vested or unvested) together with the payment to participants holding vested awards so canceled of an amount in respect of cancellation based on the per-share consideration being paid for our common stock in connection with such corporate event, (iv) the cancellation or any or all options, SARs, and other awards subject to exercise not assumed or substituted in connection with any such corporate event (whether vested or unvested) after providing the holder thereof with a period of at least 10 days to exercise such awards, and (v) the replacement of any and all awards (subject to certain limitations) with a cash incentive program that preserves the value of the awards so replaced.

Clawback

All awards granted under the 2025 LTIP are subject to recoupment in accordance with any written clawback policy that the Company adopts or is required to adopt, including the Company’s Clawback Policy adopted in 2023 pursuant to the requirements of Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable NYSE listing standards. No recovery of compensation under any clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any participant and the Company.

Amendment and Termination

Unless earlier terminated by the Board, the 2025 LTIP will automatically expire on the day before the tenth anniversary of the Effective Date. The Board has the right to amend, alter, suspend or terminate the 2025 LTIP at any time, provided that no amendment or alteration to the 2025 LTIP or an award or award agreement will be made that would materially impair the rights of the holder, without such holder’s consent. No awards may be granted under the 2025 LTIP while it is suspended.

U.S. Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to participants arising from participation in the 2025 LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the 2025 LTIP may vary depending on the participant’s particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, nonqualified stock options and SARs with an exercise price less than the fair market value of shares of common stock on the date of grant, SARs payable in cash, RSUs, and certain other awards that may be granted pursuant to the 2025 LTIP, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder. Therefore, each participant is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the 2025 LTIP.

Incentive Stock Options

Options granted under the 2025 LTIP may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet such requirements.

No taxable income is recognized by the participant at the time of the option grant, and no taxable income is recognized for ordinary income tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. Unless there is a “disqualifying disposition,” as described below, the participant will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares.

A disqualifying disposition occurs if the disposition is less than two years after the date of grant or less than one year after the exercise date. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the participant. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.

If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the participant as a result of the disposition. The Company will not be entitled to any income tax deduction if the participant makes a qualifying disposition of the shares.

Nonqualified Stock Options

No taxable income is recognized by a participant upon the grant of a non-qualified stock option. The participant in general will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the participant will be required to satisfy the tax withholding requirements applicable to such income. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to the exercised non-qualified stock option.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a SAR. The participant will recognize ordinary income in the year in which the SAR is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price in effect for the exercised right, and the participant will be required to satisfy the tax withholding requirements applicable to such income. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the SAR.

Restricted Stock Awards

A participant who receives unvested shares of common stock will not recognize any taxable income at the time those shares are granted but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (a) the fair market value of those shares on the issue date over (b) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the shares subsequently vest. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time such ordinary income is recognized by the participant.

RSUs and Other Stock-Based or Cash-Based Awards

Generally, no taxable income is recognized upon the grant of RSUs or other-stock based or cash-based awards. The participant will recognize ordinary income in the year in which the award is settled in shares or cash. The amount of that income will be equal to the fair market value of the shares on the date of issuance or the amount of the cash paid in settlement of the award, and the participant will be required to satisfy the tax withholding requirements applicable to the income. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued or the cash amount is paid.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million. For purposes of Section 162(m), the term “covered employee” includes any individual who serves as chief executive officer, chief financial officer, or one of the other three most highly compensated executive officers for any calendar year. It is expected that compensation deductions for any covered employee with respect to awards granted under the 2025 LTIP will be subject to the $1 million annual deduction limitation. The Administrator may grant awards under the 2025 LTIP that are or may become non-deductible when it believes doing so is in the best interests of the Company and its stockholders.

New Plan Benefits

Because awards granted under the 2025 LTIP are at the discretion of the Administrator, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2025 LTIP. Therefore, the New Plan Benefits Table is not provided.

Accordingly, the Board unanimously recommends that the stockholders to vote “FOR” the adoption of the following resolution.

“RESOLVED, that stockholders approve the 2025 LTIP, which is attached as Annex B to the proxy statement.”

Vote Required for Approval

In accordance with our bylaws, approval of this proposal requires the affirmative vote of the holders of shares of common stock representing a majority of votes properly cast on such proposal. Assuming a quorum is present, shares that are not present in person or by proxy, abstentions and broker non-votes (if any) will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE 2025 LTIP PROPOSAL.

PROPOSAL 4 Approval of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year ending December 31, 2025. PwC acted as independent registered public accounting firm for Dril-Quip from May 2014 through the Closing Date and has been the Company’s independent registered public accounting firm since the Closing Date, serving in this role during the year ended December 31, 2024. The Board of Directors recommends the approval of PwC as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year 2025.

This proposal is referred to herein as the “Appointment of Independent Registered Public Accounting Firm Proposal” or “Proposal 4”.

Grant Thornton LLP (“GT”) was the independent registered public accounting firm that audited Legacy Innovex’s financial statements for the fiscal years ended December 31, 2022 and December 31, 2023. PwC was Dril-Quip’s independent registered public accounting firm prior to the closing of the Merger. For accounting purposes, the Merger was treated as a reverse acquisition and, as such, the historical financial statements of the accounting acquirer, Legacy Innovex, become the historical consolidated financial statements of the Company. In a reverse acquisition, a change of accountants presumptively occurs unless the same accountant audited the pre-transaction financial statements of both the legal acquirer and the accounting acquirer.

On September 27, 2024, GT was dismissed as our independent registered public accounting firm and PwC was engaged to be our independent registered public accounting firm for the fiscal year ended December 31, 2024.

During the fiscal years ended December 31, 2023 and December 31, 2022 and the subsequent interim period through September 27, 2024, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K, between Legacy Innovex and GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to GT’s satisfaction, would have caused GT to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period, and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the material weakness in the internal controls over financial reporting of Legacy Innovex disclosed in the Company’s Registration Statement on Form S-4 that was declared effective by the SEC on August 6, 2024.

We have furnished the foregoing disclosure to GT.

On September 27, 2024, the Audit Committee approved the engagement of PwC as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2024. PwC was the independent registered public accounting firm that audited Dril-Quip’s financial statements for the fiscal years ended December 31, 2023 and December 31, 2022. During the fiscal years ended December 31, 2023 and December 31, 2022 and the subsequent interim period through September 27, 2024, neither Dril-Quip nor anyone on the Dril-Quip’s behalf consulted with PwC in regard to Legacy Innovex’s financial statements, which were audited by GT, with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Legacy Innovex’s financial statements, and no written report or oral advice was provided to Legacy Innovex by PwC that PwC concluded was an important factor considered by Legacy Innovex in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K, other than PwC’s role as Dril-Quip’s independent registered public accountant, where a material weakness in Dril-Quip’s internal control over financial reporting was identified relating to a classification error associated with an inventory write-down, as disclosed in its amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023 filed with the SEC on July 8, 2024.

We have furnished the foregoing disclosure to PwC.

Fees Paid to PwC

The following table sets forth the aggregate fees for professional services rendered by PwC for the years ended December 31, 2024 and 2023:

	2024	2023
1. Audit	$2,320,000	$2,753,480
2. Audit Related	—	—
3. Tax	$100,000	100,000
4. All Other	$21,300	2,700

Total:	$2,441,300	$2,856,180

Audit fees for 2024 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2024, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Tax fees for 2024 were for tax compliance and consulting services. All Other fees for 2024 were for a software subscription that provides technical accounting guidance and for assistance with SEC matters, the technical compilation of statutory financial statements of two European subsidiaries; and an agreed-upon procedure to provide a confirmation of positive net wealth for an entity in Singapore.

Audit fees for 2023 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2023, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Tax fees for 2023 were for tax compliance and consulting services.

Representatives of PwC are expected to attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has a policy that requires pre-approval of the audit and non-audit services, including scope, fees, and terms thereof, performed by the independent registered public accounting firm. Unless a service proposed to be provided by the independent registered public accounting firm has been pre-approved by the Audit Committee under its pre-approval procedures, it will require specific pre-approval of the engagement terms by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Vote Required for Approval

In accordance with our bylaws, approval of this proposal requires the affirmative vote of the holders of shares of common stock representing a majority of votes properly cast on such proposal. Assuming a quorum is present, shares that are not present in person or by proxy and abstentions will have no effect on the vote for this proposal. The Appointment of Independent Registered Public Accounting Firm Proposal is considered a “routine” matter and therefore a broker may vote on this matter without instructions from the beneficial owner as long as instructions are not given. Accordingly, there will be no broker non-votes with respect to this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 5 Advisory Vote to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act, and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers at the annual meeting. This item, commonly referred to as a “say on pay” vote, provides you, as an Innovex International, Inc. stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

This proposal is referred to herein as the “Advisory Vote on Executive Compensation Proposal” or “Proposal 5”.

The overall objective of our compensation programs is to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We have structured our compensation program in order to:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive remuneration while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

The discussion under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 23 describes our executive compensation program and the related decisions made by the Compensation Committee in 2024 and the beginning of 2025 in more detail. We urge you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion beginning on page 34, which provides detailed information regarding the compensation of our named executive officers.

We are seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including under “Executive Compensation—Compensation Discussion and Analysis,” and in the compensation tables and the related narrative discussion. As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Compensation Committee. However, the Board of Directors values the opinions expressed by our stockholders, and, as it did in 2024, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently hold say on pay votes every year and expect the next say on pay vote after the 2025 Annual Meeting will be held at our 2026 annual meeting of stockholders.

Vote Required for Approval

In accordance with our bylaws, approval of this proposal requires the affirmative vote of the holders of shares of common stock representing a majority of votes properly cast on such proposal. Assuming a quorum is present, shares that are not present in person or by proxy, abstentions and broker non-votes (if any) will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER BUSINESS

We are not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in this proxy statement. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others. We received no notices of stockholder director nominations or proposals; therefore, none will be presented at the annual meeting.

ADDITIONAL INFORMATION

Stockholder Proposals for 2026 Meeting

In order to be included in our proxy material for our annual meeting of stockholders in 2026, eligible proposals of stockholders intended to be presented at the annual meeting must be delivered to our Corporate Secretary in writing and comply with requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at 19120 Kenswick Drive, Humble, Texas 77338 on or before January 14, 2025.

Advance Notice Required for Stockholder Nominations and Proposals

Our bylaws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders (but not for inclusion in the proxy statement). In the case of director nominations and other proposals by stockholders, our bylaws require that advance written notice be delivered to our Corporate Secretary at 19120 Kenswick Drive, Humble, Texas 77338 not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, and that such notice provide the information set forth in our bylaws (which includes information required under Rule 14a-19 with respect to nominations). However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such notice must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made, and, in the case of director nominations only, if the number of directors to be elected to the Board of Directors at the annual meeting is increased and there is no prior notice or public disclosure naming all of the nominees or specifying the size of the increased Board of Directors at least 100 days prior to such anniversary date, a notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered not later than the close of business on the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders or the day on which such public disclosure was made. A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

Accordingly, in order for director nominations and stockholder proposals to be properly submitted for presentation at our 2026 annual meeting of stockholders (assuming the date of the 2026 annual meeting is not more than 30 days before or more than 60 days after May 14, 2026), notice must be received by our Corporate Secretary at the address set forth above not later than 6:00 p.m. Central Time on February 13, 2026.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to provide notice to an address shared by two or more stockholders by delivering a single notice to those stockholders. This procedure is referred to as “householding.” We do not household our notice with respect to our stockholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single notice if you share an address with another stockholder.

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the notice, or if you are receiving multiple copies of the notice and wish to receive only one, please notify your broker. Stockholders who currently receive multiple notices at their address and would like to request “householding” of their communications should contact their broker.

Annual Report

Innovex’s Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2024, has been furnished to all stockholders, primarily via the Internet and alternatively by mail if requested.

You may obtain a copy of Innovex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 without charge from our Corporate Secretary by sending a written request to the address indicated on the first page of this proxy statement or you may access it from our website at www.innovex-inc.com.

By Order of the Board of Directors

Adam Anderson
Chief Executive Officer
[—], 2025

Annex A — Proposed Charter Amendment

[See attached]

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

INNOVEX INTERNATIONAL, INC.

Innovex International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is Innovex International, Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on February 26, 2018, as amended by the Certificate of Elimination of Series A Junior Participating Preferred Stock of the Company dated February 26, 2018 and the Certificate of Amendment dated September 6, 2024 (as so amended, the “Restated Certificate of Incorporation”).

SECOND: The Amendment set forth in this Certificate of Amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the DGCL.

THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH and replacing it with a new first paragraph of Article FOURTH to read in its entirety as follows:

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is Two Hundred and Ten Million (210,000,000), divided into Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine. Each share of Common Stock shall be entitled to one vote.

FOURTH: This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

FIFTH: All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of   , 2025.

INNOVEX INTERNATIONAL, INC.

By:
Name:	Kendal Reed
Title:	Chief Financial Officer

Annex B — Proposed Innovex International, Inc. 2025 Long-Term Incentive Plan

[See attached]

INNOVEX INTERNATIONAL, INC.

2025 LONG-TERM INCENTIVE PLAN

1.	Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)	“Amberjack Capital Partners” means Amberjack Capital Partners, L.P., a Delaware limited partnership.

(c)

“Award” means any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, unrestricted shares of Stock or other Stock-based or cash-based award granted under the Plan.

(d)	“Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or a written agreement governing the grant of any other Award granted under the Plan.

(e)	“Board” means the Board of Directors of the Company.

(f)

“Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s commission of, plea of guilty or nolo contendere (or a similar plea) to, conviction of, or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony (or its equivalent in any non-United States jurisdiction) or constituting a misdemeanor involving theft, fraud or moral turpitude or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates; (2) conduct of the Participant, whether or not in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates; (3) any material violation of the policies of the Service Recipient, including, but not limited to, any legal or compliance policies or the Service Recipient’s code of ethics, any policy relating to sexual harassment, discrimination, or the disclosure or misuse of confidential information, or those set forth in the manuals, or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; or (8) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or one of its Affiliates. If, subsequent to the Termination of a Participant for any or no reason (other than a Termination by the Service Recipient for Cause), it is discovered that grounds to terminate the Participant’s employment or service for Cause existed, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award in connection with or following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(g)	“Change in Control” means:

(1) a change in the ownership or control of the Company effected through a transaction or series of transactions (other than (1) an offering of Company common stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction (as defined in subclause (2) below) or (2) a sale or other disposition of Company common stock by one or more stockholders of the Company in a transaction that does not require the approval of the Board of the Company) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire, other than pursuant to a Reorganization (as defined in subclause (2) below) that does not constitute a Change in Control under such subclause (2), “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (“Company Voting Securities”);

(2) the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction, or otherwise) (a “Reorganization”), unless, immediately following such Reorganization, (i) more than 50% of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”), or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of at least 95% of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than Amberjack or an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company or, if there is no Parent Company, the Surviving Company, and (iii) following the consummation of such Reorganization, at least a majority of the members of the Board immediately prior to such Reorganization are members of the board of directors of the Parent Company or, if there is no Parent Company, the Surviving Company (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

(3) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries (on a consolidated basis) to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two (2) or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company’s Affiliates; or

(4) the Board or the board of directors or comparable governing body of any successor owner of its business (as a result of a transaction which is not itself a Change of Control) consists of a majority of directors or members who are not Incumbent Directors. “Incumbent Directors” includes only those persons who (i) are serving as a director of the Company on the Effective Date, or (ii) became a director after the Effective Date and whose election or nomination for election by the stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Directors. In no event, however, shall any director whose election to office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by on behalf of a person or entity other than the Board be an Incumbent Director.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 50% or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that, if after such acquisition by the Company, such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a “deferral of compensation” subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(i)

“Committee” means the Board, the Compensation Committee of the Board, or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(j)	“Company” means Innovex International, Inc., a Delaware corporation, or its permitted successors and assigns.

(k)	“Corporate Event” has the meaning set forth in Section 10(b) hereof.

(l)	“Data” has the meaning set forth in Section 20(g) hereof.

(m)

“Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement. The determination of whether a Participant has a Disability shall be determined by the Committee, and the Committee may rely on any determination made for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or one of its Affiliates.

(n)

“Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.

(o)	“Effective Date” has the meaning set forth in Section 19 hereof.

(p)

“Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates; (2) each non-employee director of the Company or any of its Affiliates; (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder, or partner) and who is designated as eligible by the Committee; and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided, further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain, other than the last corporation or other entity, owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.

(q)

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(r)

“Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(s)

“Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchange(s), the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(t)	“GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(u)	“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(v)	“Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(w)	“Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(x)	“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(y)	“Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(z)

“Participant Agreement” means an employment, consulting, change in control, severance or any other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(aa)	“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(bb)	“Plan” means this Innovex International, Inc. 2025 Long-Term Incentive Plan, as amended from time to time.

(cc)	“Prior Plan” means the 2017 Omnibus Incentive Plan of Dril-Quip, Inc., as amended.

(dd)

“Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual, or other applicable stock exchange rules.

(ee)	“Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(ff)	“Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(gg)	“Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(hh)

“Restricted Stock Unit” or “RSU” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(ii)	“RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(jj)	“SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(kk)	“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(ll)

“Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(mm)	“Share Pool” has the meaning set forth in Section 4(a) hereof.

(nn)	“Stock” means the common stock, par value $0.01 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(oo)

“Stock Appreciation Right” or “SAR” means a conditional right, granted to a Participant under Section 8 hereof, to receive an amount equal to the value of the appreciation in the Stock over a specified period.

(pp)	“Substitute Award” has the meaning set forth in Section 4(a) hereof.

(qq)

“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination, unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3.	Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants; (2) grant Awards; (3) determine the type, number, and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards; (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (5) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company; (6) determine the circumstances under which the delivery of cash, property, or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election; (7) accelerate the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards; (8) construe, administer, and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein; (9) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law; and (10) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including but not limited to upon a Corporate Event, subject to Section 10(d), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability, or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

(d)  Sections 409A of the Code. The Committee shall take into account compliance with Section 409A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s “separation from service” (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

4.	Shares Available Under the Plan; Other Limitations.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock that may be delivered pursuant to Awards granted under the Plan from and after the Effective Date shall not exceed 5,000,000 shares of Stock (the “Share Pool”). Shares of Stock delivered under the Plan shall consist of authorized and unissued shares, shares held in the treasury of the Company, or previously issued shares of Stock reacquired by the Company on the open market or by private purchase, or a combination of the foregoing. Notwithstanding the foregoing, the Share Pool shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”). From and after the Effective Date, no further awards may be made under the Prior Plan.

(b)  Share Counting Rules. The Share Pool shall be reduced, on the date of grant, by the relevant number of shares of Stock for each Award granted under the Plan that is valued by reference to a share of Stock; provided, that Awards that are valued by reference to shares of Stock but are required to be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that Awards originating from the Share Pool terminate, expire, or are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the shares of Stock subject to such Awards shall again be available for Awards under the Share Pool. For clarity, the following shares of Stock shall become available for issuance under the

Plan: (i) shares of Stock tendered by the Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Options granted under the Plan; (ii) shares of Stock reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved shares of Stock exceeds the number of shares of Stock actually issued upon the exercise of the Stock Appreciation Rights; and (iii) shares of Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise, lapse of restrictions on, or settlement of, Awards granted under the Plan.

(c)  Incentive Stock Options. No more than 5,000,000 shares of Stock may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d) Director Awards. The aggregate dollar value of equity-based (based on the grant date fair market value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any non-employee director shall not exceed $1,000,000.

5.	Options.

(a) General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth anniversary of the earlier of the date the Plan is adopted by the Board. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten years from the date it was granted.

(c)  Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check; (2) by delivery of shares of Stock having a value equal to the exercise price; (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations; or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive (i) the number of shares of Stock underlying the Option so exercised, reduced by (ii) the number of shares of Stock equal to (A) the aggregate exercise price of the Option divided by (B) the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e) Vesting. Options shall vest and become exercisable (subject to Section 20(f) hereof) in such manner, on such date or dates, or upon the achievement of performance or other conditions (subject to Section 20(f) hereof), in each case, as may be determined by the Committee and set forth in an Option Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled, or otherwise terminates.

(f) Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement, or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease; (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease; (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g) Special Provisions Applicable to Incentive Stock Options.

(1) No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least 110% of the Fair Market Value on the date of the grant of such Option, and (ii) cannot be exercised more than five years after the date it is granted.

(2) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6.	Restricted Stock.

(a) General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which Restricted Stock Agreements need not be identical.

Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in a Restricted Stock Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c) Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease; and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company), less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase, and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7.	Restricted Stock Units.

(a) General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which RSU Agreements need not be identical.

(b) Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in an RSU Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c) Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, or a combination thereof, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d) Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease; (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination; and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8.	Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate (subject to Section 20(f) hereof). The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which SAR Agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b) Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten years from the date it was granted.

(c) Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d) Vesting. Stock Appreciation Rights shall vest and become exercisable (subject to Section 20(f) hereof) in such manner, on such date or dates, or upon the achievement of performance or other conditions (subject to Section 20(f) hereof), in each case, as may be determined by the Committee and set forth in a SAR Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments, or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled, or otherwise terminates.

(e) Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property, as specified in the SAR Agreement or determined by the Committee, in each case, having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f) Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement, or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9.	Unrestricted shares of Stock and Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10.	Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number and class of shares of Stock or other securities that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section 4(a) hereof, the number and class of shares of Stock or other securities covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Stock, other securities or other consideration subject to such Awards, (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan. In lieu of or in addition to any adjustment pursuant to this Section 10, if deemed appropriate, the Committee may provide that an adjustment take the form of a cash payment to the holder of an outstanding Award with respect to all or part of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting, and forfeiture conditions) as the Committee may determine in its sole discretion. The Committee will make such adjustments, substitutions, or payment, and its determination will be final, binding, and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement, or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash; (iii) a Change in Control; or (iv) the reorganization, dissolution, or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

(1) The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) hereof, and to the extent that such Awards vest subject to the achievement of performance criteria, such performance criteria shall be deemed earned at target level (or if no target is specified, the maximum level) and will be converted into solely service based vesting awards that will vest during the performance period, if any, during which the original performance criteria would have been measured;

(2) The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided that unless otherwise set forth in an Award Agreement, any Awards that vest subject to the achievement of performance criteria will be deemed earned at target level (or if no target is specified, the maximum level), provided, further, that a Participant has not experienced a Termination prior to such Corporate Event;

(3) The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;

(4) The cancellation of any or all Options, Stock Appreciation Rights, and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Options, Stock Appreciation Rights, and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights, or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5) The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within 30 days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards; (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock; and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c) Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

11.	Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12.	Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

13.	Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14.	Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15.	Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award, unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation), or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16.	Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, local and foreign income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may (but is not obligated to) permit or require shares of Stock (which are not subject to any pledge or other security interest) to be used to satisfy all or any portion of applicable tax withholding requirements with respect to any Award, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the tax obligation (or portion thereof). Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity.

17.	Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b)  Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c)  Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d)  No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, reducing the exercise price of Options or Stock Appreciation Rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award, repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), or any other action that would be treated as a “repricing” of such Options or such Stock Appreciation Rights under GAAP, will require approval of the Company’s stockholders, unless the cancellation, exchange, repurchase or other action occurs in connection with an event set forth in Section 10 hereof.

18.	Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth anniversary of the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19.	Effective Date of the Plan.

The Plan was approved by the Board on February 28, 2025, and shall become effective upon approval by the Company’s shareholders (the date of such approval is referred to as the “Effective Date”).

20.	Miscellaneous.

(a) Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award, or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.

(b)  Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock; (2) the Company retain physical possession of the certificates; and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(c) Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(d) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions, or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule, or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control, and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(e) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy in effect as of the Effective Date or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(f) Non-Exempt Employees. If an Option or a Stock Appreciation Right is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or the Stock Appreciation Right will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option or the Stock Appreciation Right (although the Option or the Stock Appreciation Right may vest prior to such date). To the extent that the vesting of an Option or a Stock Appreciation Right is based on the performance of a business unit of the Company or a Participant, the determinations with respect to such performance of such Option or Stock Appreciation Right for purposes of this Section 20(f) must be made based on (i) future performance meeting previously described criteria (e.g., hours of work, efficiency or productivity) or (ii) the Participant’s past performance, which shall be determined by the Company in its sole discretion. Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability; (2) upon a Corporate Event in which such Option or Stock Appreciation Right is not assumed, continued, or substituted; (3) upon a Change in Control; or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options or Stock Appreciation Rights held by such employee may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or a Stock Appreciation Right will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(f) will apply to all Awards.

(g) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(g) by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(h) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(h) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(i) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j) Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Delaware, without reference to the principles of conflicts of laws thereof.

(l) Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m) Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in the State of Delaware (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(m), the provisions of this Section 20(n) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing, or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators, and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided, that, if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the District of Delaware or any Delaware state court sitting in the State of Delaware. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(n) Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(o) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(q) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*****

PRELIMINARY COPY - SUBJECT TO COMPLETION P.O. BOX 8016, CARY, NC 27512-9903

Innovex International, Inc.	Internet:
Annual Meeting of Stockholders	www.proxypush.com/INVX • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
For Stockholders of record as of March 18, 2025 Wednesday, May 14, 2025 10:00 AM, Central Time Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/INVX for more details	Phone: 1-866-895-6908 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 10:00 AM, Central Time, May 14, 2025.	Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/INVX

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Kendal Reed and Matt Steinheider (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Innovex International, Inc. (the “Company”) which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Innovex International, Inc. Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

   FOR ON PROPOSALS 1, 2, 3, 4 AND 5

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
1.	To elect the nominees named in the Proxy Statement as directors to serve for a three-year term.
		FOR	AGAINST	ABSTAIN
	1.01 Terence Jupp	☐	☐	☐	FOR

	1.02 Carri Lockhart	☐	☐	☐	FOR

	1.03 Jason Turowsky	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock of the Company.	☐	☐	☐	FOR

3.	To adopt the Company’s 2025 Long-Term Incentive Plan.	☐	☐	☐	FOR

4.	To approve the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2025.	☐	☐	☐	FOR

5.	To conduct a non-binding advisory vote to approve the Company’s compensation of its named executive officers.	☐	☐	☐	FOR

6.	To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

☐	Check here if you would like to attend the meeting in person.

You must register to attend the meeting online and/or participate at www.proxydocs.com/INVX

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date